UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apogee Enterprises, Inc.

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May 7, 2020

Dear Shareholder:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Apogee Enterprises, Inc. to be held at Apogee’s headquarters, 4400 West 78th Street, Suite 520, Minneapolis, Minnesota, commencing at 8:00 a.m. Central Daylight Time on Wednesday, June 24, 2020. The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. You may be required to present a valid government-issued picture identification and proof of stock ownership in order to attend the meeting. If you hold stock through a broker, bank, trust or other nominee, you may be required to present a copy of a statement reflecting your stock ownership as of the record date.

Even if you plan to attend the meeting, we urge you to vote your shares by Internet, telephone, or mail as promptly as possible so your shares will be represented at the meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the three ways to vote your shares can be found on the enclosed proxy form. Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time (10:59 p.m. Central Daylight Time) on June 23, 2020. If you attend the meeting in person and you are a shareholder of record, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Joseph F. Puishys	Donald A. Nolan
Chief Executive Officer	Chair of the Board of Directors

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

The 2020 Annual Meeting of Shareholders of Apogee Enterprises, Inc. (including any adjournments or postponements thereof) (the “Annual Meeting”) will be held as follows:

The purpose of the Annual Meeting is to consider and take action on the following:

1.	Election of three Class I directors for terms expiring at our 2023 Annual Meeting of Shareholders;

2.	Advisory vote on Apogee’s executive compensation;

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2021; and

4.	Transaction of such other business as may properly be brought before the Annual Meeting.

The Board of Directors has fixed May 4, 2020, as the record date for the Annual Meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting. There were 26,320,282 shares of our common stock issued and outstanding as of the record date and, therefore, eligible to vote at the Annual Meeting.

We have sent our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2020 Proxy Statement and our fiscal 2020 Annual Report to Shareholders online. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 24, 2020: Our 2020 Proxy Statement and our Fiscal 2020 Annual Report to Shareholders are available at www.proxyvote.com.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we urgently request that you vote your shares via the Internet, by telephone or mail. Internet and telephone voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time (10:59 p.m. Central Daylight Time) on June 23, 2020. You may revoke your proxy at any time prior to the meeting and delivery of your proxy will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors, Patricia A. Beithon General Counsel and Corporate Secretary Minneapolis, Minnesota May 7, 2020

v

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 24, 2020

The Board of Directors of Apogee Enterprises, Inc. (“Apogee” or the “Company”) is soliciting proxies for use at our 2020 Annual Meeting of Shareholders (including any adjournments and postponements thereof) (the “Annual Meeting”) to be held on Wednesday, June 24, 2020. This proxy statement and the enclosed proxy card and are first being mailed or given to our shareholders on or about May 11, 2020.

PROXY STATEMENT SUMMARY

Below are highlights of some of the information contained in this proxy statement. These highlights are only a summary. Please review the complete proxy statement and our 2020 Annual Report to Shareholders for the fiscal year ended February 29, 2020 before you vote.

ANNUAL MEETING OF SHAREHOLDERS

Date and time:	Wednesday, June 24, 2020, at 8:00 a.m. Central Daylight Time (CDT)

Place:	Apogee’s headquarters at 4400 West 78th Street, Suite 520, Minneapolis, Minnesota

Record date:	Monday, May 4, 2020

Voting:	Shareholders of Record. If you are a shareholder of record, you can give a proxy to be voted at the meeting in one of the following ways:

●   By Internet: electronically via the Internet by following the “Vote by Internet” instructions on the Notice or on the proxy card, if you received paper copies of our proxy materials. Internet voting facilities for shareholders of record will be available until 11:59 p.m. Eastern Daylight Time (EDT) on June 23, 2020.

●   By Telephone: use any touch-tone telephone to transmit your voting instructions by following the “Vote by Telephone” instructions on the Notice or the proxy card. Telephone voting facilities will be available until 11:59 p.m. Eastern Daylight Time (EDT) on June 23, 2020.

● By Mail: by completing, signing and mailing the proxy card.

●   In Person: you may attend the Annual Meeting and vote in person by completing a ballot. Attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your proxy card showing your control number to the Annual Meeting. You are encouraged to complete your proxy prior to the Annual Meeting by Internet, by telephone or mail regardless of whether you plan to attend the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in “street name”), you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares. Alternatively, you may obtain a “legal proxy” from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to be able to vote your shares at the Annual Meeting. If you chose to vote at the Annual Meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares and (iii) a signed proxy from the shareholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the shares at the close of business on May 4, 2020, the record date for the Annual Meeting.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or our other plans, please refer to voting instructions on page 72.

PROPOSAL 1 – ELECTION OF DIRECTORS (See pages 10 – 15 for more information.)

You are being asked to elect three Class I directors to the Board at the Annual Meeting. Our Board of Directors is currently composed of ten directors and divided into three classes. At the Annual Meeting, three directors are standing for election as Class I directors. The term of office for the Class I directors will expire at the conclusion of our 2023 Annual Meeting of Shareholders and when their successors are duly elected and qualified, or upon their earlier resignation or removal.

We have presented the following information about our Class I director nominees:

Name	Age	Occupation	Director Since	Independent	Audit Committee Financial Expert	Term
Lloyd E. Johnson	66	Retired Global Managing Director, Finance and Internal Audit of Accenture Corporation	2017	Yes	Yes	Term Expiring in 2023
Donald A. Nolan	59	Former President and Chief Executive Officer of Kennametal Inc.	2013	Yes	Yes	Term Expiring in 2023
Patricia K. Wagner	57	Retired Group President of U.S. Utilities of Sempra Energy	2016	Yes	Yes	Term Expiring in 2023

Vote Required: In accordance with Section 5.02 of the Company’s Articles of Incorporation, a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election, that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee. A vote to “abstain” will not have an effect on determination of the election results.

Our Board of Directors recommends that you vote FOR the three Class I director nominees. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of the three Class I director nominees.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION (See pages 65 – 66 for more information.)

The Company provides shareholders with the opportunity to cast an annual advisory (non-binding) vote on our executive compensation program (“Say on Pay Proposal”).

Vote Required: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of the Say on Pay Proposal.

Our Board of Directors recommends that you cast an advisory vote FOR the Say on Pay Proposal. Proxies will be voted FOR the proposal unless otherwise specified.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (See pages 67 – 69 for more information.)

Our Audit Committee has appointed Deloitte & Touche LLP, as our independent registered public accounting firm for the fiscal year ending February 27, 2021, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2020 audit. Deloitte & Touche has acted as our independent registered public accounting firm since fiscal 2003.

Vote Required: The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2021.

Our Board of Directors recommends that you vote FOR the ratification of the appointment of our independent registered public accounting firm. Proxies will be voted FOR the proposal unless otherwise specified.

FISCAL 2020 PERFORMANCE HIGHLIGHTS (See pages 30 – 31 for more information.)

●

We had net sales of $1.38 billion compared to $1.40 billion in fiscal 2019, a decrease of 1%. Fiscal 2020 net sales were below the threshold level for the net sales metric for the fiscal 2020 annual cash incentive awards resulting in no payout for such metric.

●

Operating income was $87.8 million compared to operating income of $67.3 million in fiscal 2019. Fiscal 2019 operating income included $40.9 million of project-related charges on certain contracts acquired with the purchase of EFCO Corporation (“EFCO”).

●	Operating margin was 6.3% compared to operating margin of 4.8% in fiscal 2019.

●	We had operating cash flow of $107.3 million, an increase of 11.0% over fiscal 2019.

●

We had earnings per diluted share of $2.32 compared to $1.63 in fiscal 2019. Fiscal 2020 earnings per share were below threshold level for the earning per share metric for the fiscal 2020 annual cash incentive awards resulting in no payout for such metric.

●	We repurchased 686,997 shares of our common stock at a total cost of $25.1 million.

●	We increased our quarterly cash dividend by 7.1%, our seventh consecutive year with a dividend increase.

●	We delivered annualized total shareholder returns (“TSR”) of (6.8%) over the past five-years and 9.6% over the past ten-years.

FISCAL 2020 COMPENSATION ACTIONS (See page 36 and pages 40 – 48 for more information.)

●

Our Chief Executive Officer did not receive any base salary increase for fiscal 2020. The fiscal 2020 base salary increase for each of Messrs. Porter and Jewell and Ms. Beithon was approximately 3.0%. Mr. Jewell also received a base salary increase of 13.6% in connection with his promotion to President of our Architectural Framing Systems segment in August 2019. Our Named Executive Officers did not receive any base salary increases for fiscal 2021. Our Named Executive Officers have agreed to temporary base salary reductions of 25% for our Chief Executive Officer and 20% for each of our Other Named Executive Officers for a period of approximately six months due to the disruption and uncertainties created by the COVID-19 pandemic. These base salary reductions will be reevaluated as economic conditions become clearer.

●

Our annual cash incentive awards are designed to reward achievement of financial goals as they are established in our annual operating plan. The fiscal 2020 annual cash incentive for our Chief Executive Officer did not payout, and the fiscal 2020 annual cash incentive for our Other Named Executive Officers paid out 6.18% of target performance, based on below-target performance on days working capital (“DWC”) (10% weighting) and below-threshold performance on revenue (25% weighting) and earnings before taxes (“EBT”) (65% weighting).

●

Our long-term incentive awards are designed to align the interests of executives with shareholders and to encourage long-term sustained performance, entrepreneurial behavior, and the development of quality products and services for our customers. For our Named Executive Officers:

–	The Committee granted restricted stock awards that vest over three-years and have award values ranging from $199,050 – $635,806.

–

We did not pay any incentives pursuant to the fiscal 2019 – 2020 cash-based performance awards for our Named Executive Officers because the Company did not meet the aggressive two-year financial performance metrics for the awards. The two-year financial performance metrics for these awards were cumulative revenues, cumulative earnings per share (“EPS”) and average return on invested capital, each weighted equally.

In addition, Mr. Jewell received a restricted stock award having a value of $327,000 in connection with his promotion to President of our Architectural Framing Systems segment in August 2019.

●

The fiscal 2020 CEO evaluation-based retention incentive paid out at $210,492, 90.1% of target performance and was mandatorily deferred pursuant to our Deferred Compensation Plan to provide incentive for our Chief Executive Officer to remain with our Company.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS (See pages 28 – 63 for more information.)

●

We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans that have multiple financial performance metrics.

●	We annually disclose Company performance against the established performance metrics for our annual cash incentive in our proxy statement.

●

Our long-term incentive compensation consists of restricted stock awards that vest over three years and cash-based performance awards that have a two-year performance period. Given the cyclical nature of the commercial construction industry, we believe a two-year performance period is better suited to our Company.

●	We deliver a significant portion of potential total compensation to our executive officers in the form of equity.

●	We have stock ownership guidelines for our executive officers, and each of our Named Executive Officers with two years or more of tenure with our Company exceeds their applicable guideline.

●	We have a “clawback” policy that applies to executive performance-based incentive compensation awards.

●

We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities. None of our executive officers have pledged any shares of our common stock as security or collateral on a personal loan.

●	We provide minimal perquisites to our executive officers.

●

Our “double trigger” change-in-control agreements do not provide for any excise tax “gross-ups,” and we do not provide any tax “gross-ups” on any benefits for our executive officers, other than annual executive health physicals.

BOARD COMPOSITION

The composition of our Board of Directors facilitates independent oversight and a diversity of background and experiences that enrich Board deliberations. The following charts assume the election of the three Class I nominees presented in this proxy statement.

BOARD SKILLS

Each of our Class II and Class III directors and Class I director nominees brings a diversity of skills and experiences to his or her service on our Board. Core qualifications and areas of expertise that will be represented on our Board assuming the election of the three Class I director nominees is shown below.

SHAREHOLDER OUTREACH

We conduct regular outreach with our shareholders to discuss business and other matters. During fiscal 2020, senior management attended six investor conferences and engaged with investors during numerous other non-deal roadshows, site visits, conference calls and letters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock outstanding as of May 4, 2020, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,122,463(1)	15.7
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,788,871(2)	10.6
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,564,818(3)	5.9

(1)

We have relied upon the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A reporting information as of December 31, 2019. The Schedule 13G/A was filed by BlackRock in its capacity as a parent holding company or control person and indicates that BlackRock has sole investment power over 4,122,463 shares and sole voting power over 4,057,208 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

(2)

We have relied upon the information provided by The Vanguard Group, Inc., an investment advisor (“Vanguard”), in a Schedule 13G/A reporting information as of December 31, 2019. Of the shares reported, Vanguard has sole investment power over 2,732,285 shares, shared investment power over 56,586 shares, sole voting power over 50,743 shares and shared voting power over 9,540 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, serving as an investment manager of collective trust accounts, is the beneficial owner of 47,046 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, serving as investment manager of Australian investment offerings, is the beneficial owner of 13,237 shares.

(3)

We have relied upon the information provided by Dimensional Fund Advisors LP (“Dimensional Advisors”) in a Schedule 13G reporting information as of December 31, 2019. Dimensional Advisors furnishes investment advice to four investment companies and serves as investment or sub-adviser and/or manager to certain other commingled funds, group trusts and separate accounts (such investment companies, group trusts and accounts are collectively referred to as the “Funds”). Subsidiaries of Dimensional Advisors may act as advisor or sub-advisor to certain Funds. All of the 1,546,818 shares listed are owned by the Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Advisors or its subsidiaries (collectively “Dimensional”) may possess sole investment power over 1,564,818 shares and sole voting power over 1,478,990 shares held by the Funds. The Funds have the right to receive, or power to direct the receipt of dividends from, or the proceeds from the sale, of the securities held in their respective accounts. In its role as investment advisor, sub-advisor and/or manager, Dimensional may be deemed to be a beneficial owner of the shares; however, Dimensional disclaims beneficial ownership of such shares. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of May 4, 2020, by each of our directors, each of our executive officers named in the Summary Compensation Table (our “Named Executive Officers”) and by all of our directors and executive officers as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares of Common Stock Held (#)(1)(2)	Shares Underlying Options Exercisable Within 60 Days (#)(3)	Total Beneficial Ownership (#)	Percentage of Common Stock Outstanding	Phantom Stock and Restricted Stock Units (#)(4)	Total Stock- Based Ownership (#)(5)

Non-Employee Directors
Bernard P. Aldrich	30,732	—	30,732	*	50,427	81,159
Christina M. Alvord	1,472	—	1,472	*	—	1,472
Frank G. Heard	—	—	—	*	1,472	1,472
Lloyd E. Johnson	26,860(6)	—	26,860	*	5,235	32,095
Elizabeth M. Lilly	1,472	—	1,472	*	—	1,472
Donald A. Nolan	5,326	—	5,326	*	19,916	25,242
Herbert K. Parker	23,541	—	23,541	*	—	23,541
Mark A. Pompa	—	—	—	*	9,452	9,452
Patricia K. Wagner	9,907	—	9,907	*	—	9,907

Named Executive Officers
Joseph F. Puishys	282,635 (7)	100,341	382,976	1.4	—	382,976
James S. Porter	129,168	—	129,168	*	—	129,168
Curtis J. Dobler	22,371	—	22,371	*	—	22,371
Brent C. Jewell	41,587	—	41,587	*	—	41,587
Patricia A. Beithon	147,434	—	147,434	*	—	147,434
All directors and executive officers as a group (14 persons)	722,505	100,341	822,846	3.1	86,502	909,348

*	Indicates less than 1%.

(1)	Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

(2)

For our non-employee directors, the number indicated includes the following shares of restricted stock issued to the named individual pursuant to our 2009 Non-Employee Director Stock Incentive Plan, as amended (2014) (the “2009 Director Stock Plan”) and 2019 Director Stock Plan. The number of shares of restricted stock held by each of our non-employee directors is set forth below.

Director	Shares of Restricted Stock
Bernard P. Aldrich	5,085
Christina M. Alvord	1,472
Frank G. Heard	—
Lloyd E. Johnson	573
Elizabeth M. Lilly	1,472
Donald A. Nolan	—
Herbert K. Parker	4,764
Mark A. Pompa	—
Patricia K. Wagner	5,085
All directors and executive officers as a group (14 persons)	18,451

All shares of restricted stock held pursuant to our 2009 Director Stock Plan and 2019 Director Stock Plan are subject to future vesting conditions, and holders of such shares have no investment power over such shares.

For our executive officers, the number of shares indicated includes shares issued to the named individual pursuant to our 2009 Stock Incentive Plan, as amended and restated (2011) (the “2009 Stock Incentive Plan”), our 2019 Stock Incentive Plan, our Employee Stock Purchase Plan and our 401(k) Retirement Plan. The number of shares of restricted stock issued to each of Our Named Executive Officers pursuant to our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan is set forth below.

Named Executive Officers	Shares of Restricted Stock
Joseph F. Puishys	53,628
James S. Porter	19,383
Curtis J. Dobler	20,667
Brent C. Jewell	36,333
Patricia A. Beithon	14,583
All directors and executive officers as a group (14 persons)	144,594

All shares of restricted stock held pursuant to our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan are subject to future vesting conditions, and the holders of such shares have no investment power over such shares.

(3)	Includes shares underlying stock options exercisable currently or within 60 days after May 4, 2020.

(4)

For our non-employee directors, the number of phantom stock and restricted stock units, includes phantom stock units, each representing the value of one share of our common stock, that are attributable to accounts in our Director Deferred Compensation Plan, which is described under the heading “Director Deferred Compensation Plan,” and restricted stock units and deferred restricted stock units, each representing one share of our common stock that are issued pursuant to our 2009 Director Stock Plan and 2019 Director Stock Plan, which are described under the heading “Restricted Stock Awards and Restricted Stock Unit Awards.” The number of units held by each of our non-employee directors is set forth below.

Director	Restricted Stock Units	Deferred Restricted Stock Units	Phantom Stock
Bernard P. Aldrich	—	—	50,427
Christina M. Alvord	—	—	—
Frank G. Heard	1,492	—	—
Lloyd E. Johnson	—	5,235	—
Elizabeth M. Lilly	—	—	—
Donald A. Nolan	—	10,609	9,307
Herbert K. Parker	—	—	—
Mark A. Pompa	—	5,028	4,424
Patricia K. Wagner	—	—	—
All directors and executive officers as a group (14 persons)	1,492	20,872	64,158

(5)	The amounts in this column are derived by adding the amounts in the “Total Beneficial Ownership” and the “Phantom Stock and Restricted Stock Units” columns of the table.

(6)	Includes 22,540 shares held by the Johnson Family Trust for which Mr. Johnson serves as trustee and 2,600 shares held by Mr. Johnson’s individual retirement account.

(7)	Includes 127,175 shares held by the Puishys Family Trust for which Mr. Puishys serves as trustee.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Articles provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. Our Articles further provide that the total number of directors will be determined exclusively by our Board of Directors. The term of one class expires each year in rotation. At our Annual Meeting, the terms of our three Class I directors will expire. Currently, we have ten directors, with three directors serving in each of Classes I and II and four directors serving in Class III.

Lloyd E. Johnson, Donald A. Nolan and Patricia K. Wagner have been nominated for re-election to our Board as Class I directors. Class I directors elected at the Annual Meeting will serve until our 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Each of the nominees has agreed to serve as a director, if elected.

Each of the nominees has consented to be named as a nominee to the Board in this proxy statement, and we have no reason to expect that any of the nominees will fail to be a candidate at the Annual Meeting. Therefore, we have not identified any substitute nominee or nominees at this time. If any of the nominees should be unable to serve as a director prior to the Annual Meeting, proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons named as proxies in the enclosed proxy card.

Information about the background and qualifications of the Board nominees for election at the Annual Meeting and the directors who are not subject to re-election at the Annual Meeting is provided below. All of our directors possess the minimum qualities and skills described under “Criteria for Membership on Our Board of Directors” on page 18.

Required Vote and Recommendation

In accordance with Section 5.02 of the Company’s Articles of Incorporation, a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election, that is, the number of shares voted “for” that nominee exceeds the number of shares cast “against” that nominee. A vote to “abstain” will not have an effect on the determination of the election results.

Our Board of Directors recommends that you vote FOR the three Class I director nominees. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of the three Class I nominees.

  Nominees As Class I Directors – Term Expiring in 2023

Lloyd E. Johnson Age: 66 Director since: 2017 Independent Audit Committee Financial Expert	Apogee Committees: • Audit, Chair

Mr. Johnson was the Global Managing Director, Finance and Internal Audit of Accenture Corporation, a global management consulting and professional services firm providing strategy, consulting, digital technology and operations services, from 2004 to 2015. Prior to joining Accenture Corporation, he served as Executive Director, M&A and General Auditor for Delphi Automotive PLC, a vehicle components manufacturer, from 1999 to 2004. From 1997 to 1999, he served as Corporate Vice President, Finance and Chief Audit Executive for Emerson Electric Corporation, a diversified global manufacturing company serving industrial, commercial and consumer markets. Earlier in his career, he held senior finance leadership roles at Sara Lee Knit Products, a division of Sara Lee Corporation; Shaw Food Industries, a privately-held food service supply company; and Harper, Wiggins & Johnson, CPA, a regional accounting firm. Mr. Johnson began his career with Coopers & Lybrand, a global accounting firm that became part of PricewaterhouseCoopers, a global accounting firm.

Skills & Qualifications:

•  Executive Leadership

•  Public Accounting and Audit

•  Financial Management

•  Business Operations

•  Enterprise Risk Management

•  Mergers and Acquisitions

•  International Business

•  Information Technology, including Cybersecurity

•  Leadership Development

•  Executive Compensation

•  Corporate Governance

•  Industrial Commercial and Consumer Markets

Donald A. Nolan Age: 59 Director since: 2013 Independent Non-Executive Chair since January 2020 Audit Committee Financial Expert	Apogee Committees: • Ad hoc Member – all Board Committees	Public Directorships: • Kennametal Inc. (2014 – 2016)

Mr. Nolan served as President and Chief Executive Officer of Kennametal Inc., an industrial technology leader serving customers across the aerospace, earthworks, energy, industrial production, transportation and infrastructure industries, from 2014 to 2016. Prior to joining Kennametal Inc., he served as President of the Materials Group for Avery Dennison Corporation, a global leader in labeling and packaging materials and solutions, from 2008 to 2014. Mr. Nolan served in various executive capacities for Valspar Corporation, a global leader in the paint and coatings industry, from 1996 to 2008. Earlier in his career, Mr. Nolan worked for Loctite Corporation, Ashland Chemical Company, General Electric Company and the Timken Company.

Skills & Qualifications:

•  Executive Leadership

•  Business Operations

•  Strategy Development and Execution

•  Marketing and Sales

•  Financial Management

•  International Business

•  Mergers and Acquisitions

•  Enterprise Risk Management

•  Leadership Development

•  Corporate Governance

•  Executive Compensation

•  Public and Private Company Board Experience

  Nominees As Class I Directors – Term Expiring in 2023 (continued)

Patricia K. Wagner Age: 57 Director since: 2016 Independent Audit Committee Financial Expert	Apogee Committees: • Compensation, Chair	Public Directorships: • California Water Services Group (2019 – Present)

Ms. Wagner retired from Sempra Energy, a Fortune 500 energy services holding company, in 2019, after 24 years of service with Sempra Energy Companies. She served as Group President of U.S. Utilities, overseeing San Diego Gas & Electric, Southern California Gas Company (“SoCalGas”) and Sempra Energy’s investment in Oncor Electric Delivery Company LLC, from 2018 to 2019. She has served in several leadership positions for the Sempra Energy family of companies, including Chief Executive Officer of SoCalGas from 2017 to 2018; Executive Vice President of Sempra Energy in 2016; President and Chief Executive Officer of Sempra U.S. Gas & Power from 2014 to 2016; and other leadership positions for the Sempra Energy family of companies from 1995 to 2014. Prior to joining Sempra Energy, Ms. Wagner held management positions at Fluor Daniel, an engineering, procurement, construction and maintenance services company. Earlier in her career, Ms. Wagner held positions at McGaw Laboratories and Allergan Pharmaceuticals.

Skills & Qualifications:

•  Executive Leadership

•  Business Operations

•  Financial Management

•  Accounting and Audit

•  Strategy Development and Execution

•  Energy Industry

•  Enterprise Risk Management

•  Information Technology

•  Mergers and Acquisitions

•  Regulatory Compliance

•  Leadership Development

•  Executive Compensation

  Class II Directors – Terms Expiring 2021

Bernard P. Aldrich Age: 70 Director since: 1999 Independent Audit Committee Financial Expert	Apogee Committees: • Audit • Compensation	Public Directorships: • Rimage Corporation (1997 – 2009)

Mr. Aldrich retired as Chief Executive Officer and President, and a director of Rimage Corporation (now Qumu Corporation), a publicly-held designer and manufacturer of on-demand publishing and duplicating systems for CD and DVD-recordable media, in 2009, after 12 years of service in those capacities. Prior to joining Rimage Corporation in 1997, he served as President of several manufacturing companies controlled by Activar, Inc., an industrial plastics and construction supply company, from 1995 to 1996. Mr. Aldrich served as President of Colwell Industries, a company that designs, manufactures and distributes color merchandising tools, from 1992 to 1994; and as Chief Financial Officer of Advance Machine Co., a manufacturer and supplier of equipment for the commercial floor care industry, from 1973 to 1991.

Skills & Qualifications

•  Executive Leadership

•  Manufacturing Operations

•  Business Operations

•  Financial Management

•  Enterprise Risk Management

•  International

•  Leadership Development

•  Executive Compensation

•  Corporate Governance

•  Public and Private Company Board Experience

  Class II Directors – Terms Expiring 2021 (continued)

Herbert K. Parker Age: 62 Director since: 2018 Independent Audit Committee Financial Expert	Apogee Committees: • Nominating and Corporate Governance	Public Directorships: • TriMas Corporation (2015 – Present) • nVent Electric plc (2018 – Present) • American Axle & Manufacturing Holdings, Inc. (2018 – Present)

Mr. Parker is the retired Executive Vice President – Operation Excellence of Harman International Industries, Inc., a worldwide leader in the development, manufacture, and marketing of high quality, high-fidelity audio products, lighting solutions, and electronic systems. He joined Harman International in June 2008 as Executive Vice President and Chief Financial Officer and served in that capacity to 2015. He served as Executive Vice President – Operation Excellence from 2015 to 2017. Prior to joining Harman International Industries, Inc., Mr. Parker served in various senior financial positions with ABB Ltd. (known as ABB Group), a global power and technology company, from 1980 to 2006, including as the Chief Financial Officer of the Global Automation Division from 2002 to 2005 and the Americas Region from 2006 to 2008.

Skills & Qualifications:

•  Executive Leadership

•  Accounting and Audit

•  Financial Management

•  Mergers and Acquisitions

•  Property and Asset Acquisition and Management

•  Investor Relations

•  Operations

•  Enterprise Risk Management

•  Sarbanes-Oxley Compliance

•  International Business

•  Leadership Development

•  Corporate Governance

•  Public Company Board Experience

Joseph F. Puishys Age: 61 Director since: 2011 Not Independent Chief Executive Officer and President	Apogee Committees: • N/A	Public Directorships: • Arctic Cat, Inc. (2013 – 2017)

Mr. Puishys has served as our Chief Executive Officer and President since August 2011. Prior to joining our Company, he served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992.

Skills & Qualifications:

•  Executive Leadership

•  Financial Management

•  Commercial Building Industry

•  Commercial Construction Industry

•  Strategy Development and Execution

•  Manufacturing Operations

•  Sales

•  Business Operations

•  Leadership Development

•  International Operations

•  Corporate Governance

•  Public Company Board Experience

  Class III Directors – Terms Expiring in 2022

Christina M. Alvord Age: 53 Director since: 2020 Independent Audit Committee Financial Expert	Apogee Committees: • Nominating and Corporate Governance

Ms. Alvord serves as President, Central Division of Vulcan Materials Company, a producer of construction aggregates and aggregates-based construction materials and member of the S&P 500 Index. She joined Vulcan in 2016 and served as President of the Southern & Gulf Coast Division from 2017 to 2019 and Vice President, Performance Management from 2016 to 2017. Ms. Alvord held various executive management positions with GE Aviation, including General Manager of Engine Component Repair from 2012 to 2015 and General Manager of Turbine Airfoils Center of Excellence from 2010 to 2012, Government Relations Executive from 2009 to 2010, President of GE Aviation-Unison Industries from 2005 to 2009; President of GE Aviation-Middle River Aircraft Systems from 2003 to 2005. Earlier in her career, Ms. Alvord held management positions in the GE Corporation Initiatives Group and McKinsey Company, Inc.

Skills & Qualifications:

•  Executive Leadership

•  Manufacturing Operations

•  Business Operations

•  Financial Management

•  Enterprise Risk Management

•  Construction Industry

•  Strategy Development and Execution

•  Leadership Development

Frank G. Heard Age: 61 Director since: 2020 Independent Audit Committee Financial Expert	Apogee Committees: • Audit • Nominating and Corporate Governance	Public Directorships: • Gibraltar Industries, Inc. (2015 – Present)

Mr. Heard has served as Vice Chair of the Board and as a director of Gibraltar Industries, Inc., a leading manufacturer and distributor of building products for the renewable energy, conservation, residential, industrial and infrastructure markets, since 2019 and 2015, respectively. He served as Chief Executive Officer of Gibraltar Industries from 2015 to 2019. Prior to joining Gibraltar Industries in 2014 as President and Chief Operating Officer, he served as President of the Building Components Group, a division of Illinois Tool Works, Inc., from 2008 to 2013 and in various executive management roles for Illinois Tool Works from 1990 to 2008.

Skills & Qualifications:

•  Executive Leadership and Talent Management

•  Investor Relations and Public Company Board
Experience

•  Financial Management

•  Business Operations

•  Strategy Development and Execution

•  Building Products Industry

•  Portfolio Management

•  Capital Allocation

•  Global Operations

•  Enterprise Risk Management

  Class III Directors – Terms Expiring in 2022 (continued)

Elizabeth M. Lilly Age: 57 Director since: 2020 Independent	Apogee Committees: • Compensation • Nominating and Corporate Governance

Ms. Lilly has served as Chief Investment Officer and Executive Vice President for The Pohlad Companies, a privately-owned business based in Minneapolis, Minnesota that holds a diverse group of businesses and business interests, since 2018. She oversees the public and private investments for the Pohlad family and provides leadership and management of the investment team of The Pohlad Companies. Ms. Lilly has over 30 years in portfolio and investment management experience. She founded Crocus Hill Partners, a small capitalization portfolio firm, in 2017 and served as President from 2017 to 2018. She served as Senior Vice President and Portfolio Manager for Gabelli Asset Management from 2002 to 2017. She was a co-founder of Woodland Partners, LLC in 1997 and served as Managing Director from 1997 to 2002, when the firm was acquired by Gabelli Asset Management. Earlier in her career, Ms. Lilly served in various portfolio management and analyst positions for First Asset Management, Fund American Companies and Goldman, Sachs and Company.

Skills & Qualifications: • Executive Leadership • Financial Management • Portfolio Management • Asset Management • Leadership Development • Financial Markets • Capital Allocations

Mark A. Pompa Age: 55 Director since: 2018 Independent Audit Committee Financial Expert	Apogee Committees: • Audit • Compensation

Mr. Pompa has served as the Executive Vice President and Chief Financial Officer of EMCOR Group, Inc., a Fortune 500 leader in electrical and mechanical construction services, industrial and energy infrastructure and building services, since 2006. He also serves as Treasurer of EMCOR Group, Inc. Previously, he was Senior Vice President and Chief Accounting Officer of EMCOR from 2003 to 2006 and Treasurer from 2003 to 2007. He joined EMCOR in 1994, serving as Vice President and Controller until 2003. Prior to joining EMCOR, Mr. Pompa was an Audit and Business Advisory Manager at Arthur Andersen LLP.

Skills & Qualifications:

•  Executive Leadership

•  Financial Management

•  Accounting and Audit

•  Non-residential Construction Industry

•  Business Operations

•  Mergers and Acquisitions

•  Investor Relations

•  Strategy Development and Execution

•  Enterprise Risk Management

•  Leadership Development

•  Executive Compensation

CORPORATE GOVERNANCE

Corporate Governance Resources

Information related to our corporate governance is available on our website at www.apog.com by clicking on “Investors,” selecting “Governance” and then selecting the applicable document or information. This information includes:

●	Board and Committee Composition

●	Board Committee Charters

●	Our Code of Business Ethics and Conduct

●	How to Contact the Board

●	Our Corporate Governance Guidelines

●	Our Restated Articles of Incorporation

●	Our Amended and Restated By-laws

Information relating to our management team is also available on our website at www.apog.com by clicking on “About Us” and then selecting “Leadership.”

We will provide copies of any of the foregoing information without charge upon written request to: Corporate Secretary, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435.

Certain sections of this Proxy Statement reference or refer you to materials posted on our website, www.apog.com. These materials and our website are not incorporated by reference in, and are not part of this Proxy Statement.

Code of Business Ethics and Conduct

Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All of our employees and all members of our Board of Directors are required to comply with our Code of Conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to continue to reflect evolving corporate governance practices.

Director Independence

Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. Each year, in accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ listing standards.

Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with us except serving as a director and holding shares of our common stock: Bernard P. Aldrich, Christina M. Alvord, Frank G. Heard, Lloyd E. Johnson, Elizabeth M. Lilly, Donald A. Nolan, Herbert K. Parker, Mark A. Pompa and Patricia K. Wagner, as well as Jerome L. Davis, Sara L. Hays and Richard V. Reynolds, who retired from our Board of Directors at the conclusion of the 2019 Annual Meeting of Shareholders. Our Board of Directors has determined that Joseph F. Puishys is not independent because he serves as our Chief Executive Officer and President.

Board Leadership Structure

Our Board of Directors separated the roles of Chair of the Board and Chief Executive Officer in 2011, and Mr. Nolan has served as our Non-Executive Chair since January 2020. Mr. Aldrich served as our Non-Executive Chair from 2011 to January 2020. The Non-Executive Chair of our Board chairs our annual meeting of shareholders, the meetings of our Board of Directors and executive sessions of our independent directors. In addition, the Non-Executive Chair of our Board, in consultation with our Chief Executive Officer, establishes the agenda for each meeting of our Board of Directors. The Non-Executive Chair also attends Committee meetings as an ad hoc member, and serves as the primary liaison between the senior management team and the Board. The Board determined that having a Non-Executive Chair would enable our Chief Executive Officer to focus his time and energy on development of strategy, operational improvements and leadership of the management and employee team. The Board and our Chief Executive Officer believe that this division of responsibilities has served the Board, the Company and our shareholders well.

Cooperation Agreement with Engaged Capital, LLC

On November 10, 2019, we signed a Cooperation Agreement with our shareholder Engaged Capital, LLC (“Engaged Capital”), after a series of discussions on the composition of the Board and other governance matters. Pursuant to the Cooperation Agreement, we agreed to the nomination of three new, independent directors to the Board at the 2019 Annual Meeting. The Board subsequently nominated Ms. Alvord, Mr. Heard and Ms. Lilly to the Board (the “2019 New Directors”) and they were elected to the Board at the 2019 Annual Meeting of Shareholders held on January 14, 2020.

The 2019 New Directors are not affiliated with Engaged Capital, and they have not, and would not, receive compensation or other payments from any third parties, including Engaged Capital, in exchange for their service on our Board. In addition, Engaged Capital has agreed that the 2019 New Directors will not provide any non-public information regarding the Company to Engaged Capital and has further agreed not to seek any such information from the 2019 New Directors during the term of the Cooperation Agreement.

We agreed with Engaged Capital that the Board would appoint Ms. Alvord to the Nominating and Corporate Governance Committee, Mr. Heard to the Audit Committee and Ms. Lilly to the Compensation Committee. Furthermore, as long as Engaged Capital owns at least 3.5% of the Company’s then outstanding shares of common stock or the stock equivalent thereof (calculated as of the date of the Cooperation Agreement):

●	The size of the Board will not exceed ten directors, unless at least two-thirds of the directors (including two of the 2019 New Directors) approve such increase.

●	If a 2019 New Director is no longer able to serve for any reason unforeseen by Engaged Capital, then the Company and Engaged Capital would select a mutually-agreeable independent replacement director.

The Cooperation Agreement will expire on August 1, 2020, unless it is terminated earlier (the “Termination Date”). Until the Termination Date, Engaged Capital has committed to customary standstill restrictions relating to proxy contests and other activist campaigns, share purchases (up to 9.9%) and related matters. Until the Termination Date, Engaged Capital has agreed to vote all of its shares of the Company’s common stock at any annual or special meeting and any consent solicitation of the Company’s shareholders (1) in accordance with the Board’s recommendations for director elections and related matters; and (2) in accordance with the Board’s recommendations on all other proposals, provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than the election or removal of directors), Engaged Capital is permitted to vote in accordance with ISS’s recommendation; provided, further, that Engaged Capital is permitted to vote in its sole discretion with respect to any proposals related to an extraordinary transaction such as a merger or sale of the Company.

The foregoing description of the Cooperation Agreement is not complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November  12, 2019, which is incorporated herein by reference.

Criteria for Membership on Our Board of Directors

Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, ethnicity, age, geographic location, and business skills and experience at policy-making levels. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time.

Procedure for Evaluating Director Nominees

Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee, based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. The Board believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity. The Committee considers each of these factors when evaluating Board composition, and it considers these factors on an ongoing basis as it identifies and evaluates director candidates. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director and desire to continue to serve as a director.

Board Refreshment

Our Company has had an active board refreshment program the past four years with planned retirements of long-termed directors.

From fiscal 2017 through fiscal 2020, we added seven new directors: Patricia K. Wagner in fiscal 2017, Lloyd E. Johnson in fiscal 2018, Herbert K. Parker and Mark A. Pompa in fiscal 2019; and Christina M. Alvord, Frank G. Heard and Elizabeth M. Lilly in fiscal 2020. Seven of our ten directors have less than five years of tenure on our Board.

Retirement Policy

Our Board of Directors has established a policy that, unless otherwise approved by a majority of our directors, no individual may stand for election to our Board after his or her 72nd birthday.

Stock Ownership Guidelines for Non-Employee Directors

Our Board of Directors believes that non-employee directors should have a significant equity interest in Apogee and established voluntary stock ownership guidelines for directors in 2002. The guidelines encourage share ownership by our directors in an amount having a market value equal to three times the annual Board retainer to be achieved within five years of first being elected as a director. For fiscal 2020, the annual Board retainer was $65,000. In calculating share ownership of our non-employee directors, we include shares of restricted stock, restricted stock units and deferred restricted stock units issued pursuant to our 2009 Director Stock Plan, 2019 Director Stock Plan and phantom stock units issued pursuant to our Director Deferred Compensation Plan. Shares are valued based on the average closing price of our common stock for the most recently completed fiscal year. As of February 28, 2020, the last trading day of fiscal 2020, all of our non-employee directors exceeded our stock ownership guidelines, except for Ms. Alvord, Mr. Heard and Ms. Lilly, each of whom joined our Board on January 14, 2020. Ms. Alvord, Mr. Heard and Ms.  Lilly are currently on pace to meet our guidelines within five years of election to our Board.

Board Meetings and 2019 Annual Meeting of Shareholders

During fiscal 2020, our Board of Directors met 10 times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present six times. Each of our directors attended at least 75% of the regularly scheduled and special meetings of our Board of Directors and the Board committees on which he or she served that were held during the time he or she was a director during fiscal 2020.

All members of our Board of Directors are expected to attend our annual meeting of shareholders, and all the members of our Board of Directors who continued to serve on our Board after our 2019 Annual Meeting of Shareholders attended such meeting.

Board Committee Responsibilities, Meetings and Membership

We currently have three standing Board Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter that is available on our website at www.apog.com by clicking on “Investors” and selecting “Governance” and then clicking on the applicable Board Committee.

Board Committee	Responsibilities
AUDIT COMMITTEE All Members Independent	●	Directly responsible for the appointment, compensation, retention and oversight of the work of the firm that serves as the independent accountants to audit our financial statements.

This Committee has oversight responsibilities for our independent registered public accounting firm.

Each member meets the independence and experience requirements of the NASDAQ listing standards and the SEC.

Each member is an “audit committee financial expert” under the rules of the SEC.

	●	Oversees our system of financial controls, internal audit procedures and internal audit function.
	●	Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.
	●	Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.
	●	Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.
	●	Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.
	●	Considers the accounting firm’s independence.

COMPENSATION COMMITTEE	●	Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.

All Members Independent

This Committee administers our executive compensation program.

Each member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m).

	●	Determines the compensation of our executive officers and other members of senior management.
	●	Administers our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan in which our employees participate.
	●	Administers our annual cash and long-term incentive plans for executive officers and other members of senior management.
	●	Reviews its decisions on compensation for our Chief Executive Officer with the full Board of Directors prior to communicating those decisions to our Chief Executive Officer.
	●	Directly responsible for the appointment, compensation, retention and oversight of the independent compensation consultant.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE All Members Independent This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.	●	Develops a Board succession plan and establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.
	●	Assesses our compliance with our Corporate Governance Guidelines.
	●	Reviews our organizational structure and senior management succession plans.
	●	Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Board committees and compensation for directors.
	●	Administers an annual performance review of our Board committees, Board of Directors as a whole and our directors whose terms are expiring.
	●	Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.
	●	Administers our 2009 Director Stock Plan, 2019 Director Stock Plan and Director Deferred Compensation Plan in which our non-employee directors participate.

The table below provides fiscal 2020 membership and meeting information for each of our standing Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Bernard P. Aldrich(1)	M(2)(3)	M(2)

Christina M. Alvord			M(4)

Jerome L. Davis(5)		C(6)

Sara L. Hays(5)		M(7)	M(7)

Frank G. Heard	M(3)(8)		M(8)

Lloyd E. Johnson	C(3)

Elizabeth M. Lilly		M(9)	M(9)

Donald A. Nolan(10)		M(11)	M(11)

Herbert K. Parker	M(3)(12)		C(12)

Mark A. Pompa	M(3)	M(13)

Joseph F. Puishys	N/A	N/A	N/A

Richard V. Reynolds(5)			C(14)

Patricia K. Wagner	M(3)(15)	C(15)

Fiscal 2020 Meetings	9	7	4

C = Committee Chair     M = Committee Member

(1)	Mr. Aldrich served as Non-Executive Chair of our Board and attended Board Committee meetings as an ad hoc member through January 13, 2020.

(2)	Mr. Aldrich has served as a member of our Audit Committee and our Compensation Committee since January 14, 2020.

(3)	Audit committee financial expert under the rules of the SEC.

(4)	Ms. Alvord has served as a member of our Nominating and Corporate Governance Committee since her election to our Board on January 14, 2020.

(5)	Mr. Davis, Ms. Hays and Mr. Reynolds retired from our Board at the conclusion of our 2019 Annual Meeting of Shareholders.

(6)	Mr. Davis served as Chair of our Compensation Committee until our 2019 Annual Meeting of Shareholders, when he retired from our Board.

(7)	Ms. Hays served as member of our Compensation Committee and our Nominating and Corporate Governance Committee until our 2019 Annual Meeting of Shareholders, when she retired from our Board.

(8)	Mr. Heard has served as a member of our Audit Committee and our Nominating and Corporate Governance Committee since his election to our Board on January 14, 2020.

(9)	Ms. Lilly has served as a member of our Compensation Committee and our Nominating and Corporate Governance Committee since her election to our Board on January 14, 2020.

(10)	Mr. Nolan has served as our Non-Executive Chair of our Board since January 14, 2020 and attends our Board Committee meetings as an ad hoc member.

(11)	Mr. Nolan served as a member of our Compensation Committee and our Nominating and Corporate Governance Committee through January 13, 2020.

(12)

Mr. Parker served as a member of our Audit Committee and our Nominating and Corporate Governance Committee through January 13, 2020 and as Chair of our Nominating and Corporate Governance Committee since January 14, 2020.

(13)	Mr. Pompa has served as a member of our Compensation Committee since January 14, 2020.

(14)	Mr. Reynolds served as Chair of our Nominating and Corporate Governance Committee until our 2019 Annual Meeting of Shareholders, when he retired from our Board.

(15)	Ms. Wagner served as a member of our Audit Committee and our Compensation Committee through January 13, 2020 and Chair of our Compensation Committee since January 14, 2020.

Risk Oversight by Our Board of Directors

Our Board of Directors oversees our enterprise risk management processes, focusing on our business, strategic, financial, operational, information technology and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all Board members. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees, as follows:

●

Our Audit Committee has primary responsibility for risk management relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit Committee receives quarterly reports from management, our independent registered public accounting firm and internal audit partner regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct issues, litigation and legal claims, and other compliance matters.

●

Our Compensation Committee, with assistance from its independent compensation consultant, oversees risk management associated with our compensation programs, policies and practices with respect to both executive compensation and compensation in general.

●

Our Nominating and Corporate Governance Committee oversees risk management associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.

Sustainability Focus

We have a company-wide commitment to sustainable business practices, focused on long-term profitable growth, while carefully stewarding the resources entrusted to us. Our commitment to sustainability is reflected in our Core Values which are the foundation of Apogee’s culture. Our Core Values are integrity, customer-focus, employee involvement and ownership, accountability, safe work environment, one team and respect for the individual.

Our commitment to sustainability begins with our people. We are continually focused on strengthening our team to ensure that we have the capabilities in place to consistently deliver for our customers. Apogee has an enterprise-wide talent management program in place to hire, train, and develop a diverse team of employees and leaders. We are also committed to our employees’ safety and wellness, with a robust workplace safety program, a comprehensive benefits package, and wellness initiatives to promote healthy lifestyles.

Our architectural products and services are key enablers to green building and sustainable design. We’ve long been at the forefront of developing innovative products and services that conserve resources and help architects and building owners achieve their sustainability goals. Our high-performance thermal framing systems, custom architectural glass coatings and other products help improve building energy efficiency, reduce greenhouse gas emissions, and increase security and comfort for building occupants.

Our commitment to sustainability also extends to our own operations as well. Through our company-wide Lean Enterprise initiative we are continually focused on eliminating waste and minimizing resource consumption. As a leader in our industry, we are committed to environmentally sustainable manufacturing practices and we have policies in place to comply with applicable environmental laws and regulations.

Finally, we strive to make a difference in the communities where we operate. Apogee and our business units have a long legacy of giving back to the communities where we do business through volunteerism, donations and financial support. We also work to strengthen the communities where we operate by investing in our business and creating good jobs.

Information related to our sustainability efforts is available on our website at www.apog.com by clicking “Sustainability.”

Certain Relationships and Related Transactions

We have established written policies and procedures (the “Related Person Transaction Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Persons Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transaction Policy). Our Related Person Transaction Policy supplements our Code of Business Ethics and Conduct Conflict of Interest Policy, which applies to all of our employees and directors.

Our Related Person Transaction Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our General Counsel any potential conflict of interest situations involving any employee or director, or their Immediate Family Members. During fiscal 2020, there were no Related Party Transactions involving a Related Person, as defined in the policy.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements During Fiscal 2020

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of shareholders.

Our Board of Directors approves the compensation for members of our Board of Directors and Board committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Board committees generally at the 50th percentile for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes and described under the heading “Peer Group” on pages    39 – 40. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management with reference to a third-party compensation database. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.

The following table describes the compensation arrangements with our non-employee directors as of the end of fiscal 2020. Effective as of May 1, 2020, our Board temporarily reduced Board retainer fees by 25% for a period of approximately six months due to the disruption and uncertainties created by the COVID-19 pandemic. The retainer reductions will be reevaluated as economic conditions become clearer.

Compensation	Fiscal 2020
Annual Cash Retainers:
Non-Executive Chair of the Board	$135,000(1)
Board Member	65,000(2)
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	25,000
Nominating and Corporate Governance Committee Member	10,000
Strategic Process Committee Chair(3)	30,000
Strategic Process Committee Member(3)	15,000
Equity Grant	105,000(4)
Charitable Matching Contributions Program	$2,000 maximum aggregate annual match

(1)	We pay an annual cash retainer to our Non-Executive Chair of the Board. The Non-Executive Chair also receives an annual equity award, similar to the other non-employee directors.

(2)	Effective as of July 1, 2019, we increased the annual Board retainer from $60,000 to $65,000.

(3)	Not a standing Board Committee. The Strategic Process Committee was formed in February and concluded its activity in November 2019.

(4)

On January 14, 2020, we granted restricted stock awards for 3,211 shares, having a value of $105,000 on the date of grant to those directors whose terms continued after the 2019 Annual Meeting of Shareholders and who served as our director for all of fiscal 2020 and prorated restricted stock awards of 1,472 shares, having a value of $48,124 on the date of grant to the three 2019 New Directors who were elected to our Board on January 14, 2020. These restricted stock awards vest in two installments as follows: 2/3 of the award on June 26, 2021 and 1/3 on June 26, 2022. Non-employee directors could elect to receive deferred restricted stock units or restricted stock units in lieu of a restricted stock award.

Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock awards to non-employee directors are issued pursuant to our 2019 Director Stock Plan. Each non-employee director receives a restricted stock award on the date he or she is first elected to our Board and annually on the date of our annual meeting of shareholders if his or her term continues after such meeting. The dollar value of the restricted stock award is determined by our Board of Directors, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies. Generally, our Board of Directors determines the dollar value of the annual restricted stock awards in June of each year and prorates the dollar value of the restricted stock award for any director elected or appointed to our Board at a time other than an annual meeting of shareholders. Restricted stock awards generally vest in three equal annual installments over a three-year vesting period. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. Generally, we will issue restricted stock unit awards (instead of a restricted stock award) to our non-employee directors who are not residents of the United States. For restricted stock awards and restricted stock unit awards made pursuant to our 2019 Director Stock Plan, dividends or other distributions (whether cash, stock or otherwise) will accrue during the vesting period and will be paid only upon vesting.

In lieu of receiving a restricted stock award or restricted stock unit award, non-employee directors have the option to receive a deferred restricted stock unit award, pursuant to our 2019 Director Stock Plan. By electing to receive a deferred restricted stock unit award, a director can defer receipt of all or a portion of any restricted stock award deferred. Each non-employee director who receives a deferred restricted stock unit award in lieu of a restricted stock award receives a credit of shares of our common stock in an amount equal to the number of shares he or she would have received pursuant to a restricted stock award. The account is also credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Non-employee directors receiving a deferred restricted stock unit award may elect to receive the amounts credited to their account at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred restricted stock unit awards and related accumulated dividends are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This is an unfunded book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Director Deferred Compensation Plan

Our Director Deferred Compensation Plan was adopted by our Board of Directors to encourage our non-employee directors to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There is no Company match on amounts deferred by our non-employee directors under such plan. Each participating director receives a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Charitable Matching Contributions Program for Non-Employee Directors

Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly-traded stock contributions made by our non-employee directors to charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2020 Non-Employee Director Compensation Table

The following table shows the compensation paid to our non-employee directors for fiscal 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bernard P. Aldrich	161,250(4)	105,000	39,021	305,271
Christina M. Alvord(5)	9,375	48,134	—	57,509
Jerome L. Davis(6)	142,083(7)	—	20,657	162,740
Sara L. Hays(6)	137,500(7)	—	19,209	156,709
Frank G. Heard(5)	11,250	48,134	—	59,384
Lloyd E. Johnson	93,333	105,000	1,929	200,262
Elizabeth M. Lilly(5)	10,625	48,134	—	58,759
Donald A. Nolan	102,500(8)	105,000	11,713	219,213
Herbert K. Parker	103,333(9)	105,000	3,243	211,576
Mark A. Pompa	79,167	105,000	2,892	187,059
Richard V. Reynolds(6)	142,083(7)	—	25,304	167,387
Patricia K. Wagner	88,333	105,000	1,665	194,998

(1)

Includes cash retainers deferred by non-employee directors under our Director Deferred Compensation Plan, as further described under the heading “Director Deferred Compensation Plan” on page 25. During fiscal 2020, Messrs. Davis and Pompa were our only non-employee directors to make deferrals of all or a portion of their annual cash retainers pursuant to our Director Deferred Compensation Plan.

(2)

The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). On January 14, 2020, each of our non-employee directors whose term continued after our 2019 Annual Meeting of Shareholders received a restricted stock award or restricted stock unit award or, if a director elected to defer receipt of all or a portion of his or her restricted stock award, a deferred restricted stock unit award. Those continuing non-employee directors who served on our Board for all of fiscal 2020 received awards of 3,211 shares each, and the 2019 New Directors received a prorated award of 1,472 shares each. The closing price of our common stock on the NASDAQ Global Select Market on January 14, 2020, the date of grant, was $32.70.

(3)

This column includes dividends and dividend equivalents paid on shares of restricted stock and deferred restricted stock unit awards issued pursuant to our 2009 Director Stock Plan; dividends and dividend equivalents accrued on shares of restricted stock, restricted stock units and deferred restricted stock units, issued pursuant to our 2019 Director Stock Plan; dividend equivalents paid on phantom stock units issued pursuant to our Director Deferred Compensation Plan; and matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors. The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2020.

Name	Dividends Paid on Shares of Restricted Stock ($)	Dividend Equivalents Paid on Shares of Restricted Stock Units and Deferred Restricted Stock Units ($)	Dividend Equivalents Paid on Phantom Stock Units ($)	Matching Contributions under our Charitable Matching Contributions Program for Non-Employee Directors ($)	Total All Other Compen- sation ($)

Bernard P. Aldrich	1.665	—	35,356	2,000	39,021

Christina M. Alvord	—	—	—	—	—

Jerome L. Davis	—	4,525	14,132	2,000	20,657

Sara L. Hays	1,314	—	15,895	2,000	19,209

Frank G. Heard	—	—	—	—	—

Lloyd E. Johnson	509	1,420	—	—	1,929

Elizabeth M. Lilly	—	—	—	—	—

Donald A. Nolan	—	5,187	6,526	—	11,713

Herbert K. Parker	1,243	—	—	2,000	3,243

Mark A. Pompa	—	1,274	1,618	—	2,892

Richard V. Reynolds	—	5,187	18,117	2,000	25,304

Patricia K. Wagner	1,665	—	—	—	1,665

(4)	Mr. Aldrich served as Non-Executive Chair of our Board of Directors until our 2019 Annual Meeting of Shareholders held on January 14, 2020 and also served as Chair of the Strategic Process Committee.

(5)	Ms. Alvord, Mr. Heard and Ms. Lilly were elected to our Board at our 2019 Annual Meeting of Shareholders held on January 14, 2020.

(6)	Mr. Davis, Ms. Hays and Mr. Reynolds retired from our Board at the conclusion of our 2019 Annual Meeting of Shareholders on January 14, 2020.

(7)

Mr. Davis, Ms. Hays and Mr. Reynolds received a cash payment of $61,250 in lieu of a restricted stock award. The amount was 7/12 of the value of the annual equity award to non-employee directors made on January 14, 2020, as they had served as our directors for seven months of fiscal 2020.

(8)	Mr. Nolan has served as Non-Executive Chair of our Board of Directors since the conclusion of our 2019 Annual Meeting of Shareholders and also served as a member of the Strategic Process Committee.

(9)	Mr. Parker also served as a member of the Strategic Process Committee.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2020 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 29, 2020.

Compensation Committee of the

Board of Directors of Apogee

Patricia K. Wagner, Chair

Bernard P. Aldrich

Elizabeth M. Lilly

Mark A. Pompa

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2020, and certain elements of the fiscal 2021 program. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our executives, including our Named Executive Officers, for fiscal 2020.

Our Named Executive Officers for fiscal 2020 were:

●	Joseph F. Puishys, Chief Executive Officer and President

●	James S. Porter, Executive Vice President and Chief Financial Officer

●	Curtis J. Dobler, Executive Vice President and Chief Human Resources Officer(1)

●	Brent C. Jewell, President, Architectural Framing Systems segment(2)

●	Patricia A. Beithon, General Counsel and Corporate Secretary

Messrs. Porter, Dobler and Jewell and Ms. Beithon are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.

(1)	Mr. Dobler joined our Company on April 15, 2019.

(2)	On August 5, 2019, Mr. Jewell was promoted to President, Architectural Framing Systems segment. Previously, he served as our Senior Vice President, Business Development and Strategy.

Executive Summary

About Apogee. Our Company is a world leader in the design and development of value-added glass solutions for enclosing commercial buildings and value-added glass and acrylic for picture framing and displays. We have four segments, with manufacturing and fabrication located in the U.S., Canada and Brazil. For fiscal 2020, we had net sales of approximately $1.38 billion.

Our Strategy

Our strategy is to diversify net sales streams within the commercial construction industry and structure the business to provide more stable net sales growth and profit generation over a commercial construction economic cycle. Our strategy is focused on diversification of end-sectors served through growth from new geographies, new products and new markets, while improving margins through productivity, integration, project selection initiatives and rigorous cost management.

In an effort to reduce our exposure to the cyclical nature of the large-building segment of the commercial construction industry, we are focused on expanding our capabilities to be able to serve small- and mid-sized projects in our Architectural Glass segment, growing our North American reach in our Architectural Framing Systems segment and continued focus on the retrofit and renovation of windows and curtainwall within our Architectural Framing Systems and Architectural Glass segments.

In our Architectural Framing systems segment, our focus is to drive margin improvement through increased productivity, cost management and integration/synergy activities, supply chain optimization and new product development. In our Architectural Glass segment, we completed construction and began operation of our new fabrication facility designed to serve small-sized and quick-turn projects. In our Architectural Services segment, our emphasis is on maintaining consistent margins through focused project selection and execution, while continuing to deliver long-term organic growth through geographic expansion in line with our available project management capacity.

Within the LSO segment, our strategy is to continue to convert the domestic and international custom picture-framing and fine art markets from clear uncoated glass and acrylic products to value-added products that protect art from UV damage and minimize reflection, and to diversify into newer display markets that desire the value-added properties that our glass and acrylic products provide.

Our Fiscal 2020 Performance. During fiscal 2020, we advanced our strategies to diversify net sales streams and position our Company to deliver shareholder value throughout the commercial construction economic cycle.

Fiscal 2020 Highlights

Net Sales	● We had net sales of $1.38 billion compared to $1.40 billion in fiscal 2019, a decrease of 1.0%.

Earnings	● We had earnings per diluted share of $2.32 compared to $1.63 a share in fiscal 2019, an increase of 42%.

Operational Performance

●   We had operating margin of 6.3% compared to 4.8% in the prior year.

●   We had operating income of $87.8 million, an increase of 31% from $67.3 million in fiscal 2019. Fiscal 2019 included $40.9 million of project-related charges on certain contracts acquired with the purchase of EFCO.

●   Our productivity program, which includes our Lean Enterprise initiative, contributed to operating margin from cost productivity savings through Lean Enterprise, continuous improvement projects, costs management/synergy activities, and supply change optimization.

●   Cash flow generated from operations was $107.3 million, up from $96.4 million in fiscal 2019, an 11.0% increase.

●   Continued effective management of our working capital requirements with days working capital of approximately 56.7 days as of the end of fiscal 2020.

Shareholder Return

●   We repurchased 686,997 shares of our common stock during fiscal 2020 at a total cost of $25.1 million.

●   We paid dividends totaling $18.7 million during fiscal 2020 and increased our quarterly cash dividend 7.1% to $0.1875 per share during the fourth quarter of fiscal 2020, our seventh consecutive year with a dividend increase.

●   Although our annualized total shareholder return (“TSR”) was (14.6)% and (6.8)% over the past one-year and the past five-year periods, respectively, our annualized TSR was 9.6% over the past ten-year period.

While our one-year annualized TSR was (14.6)%, we believe that the significant accomplishments achieved during fiscal 2020 position our Company for future growth and improved profitability.

Fiscal 2020 Operations Highlights

Entrance Into New or Expanded Geographies and Industry Sectors

●   Our Architectural Glass segment opened a new fabrication facility for small-sized and quick-turn projects.

●   We continued to grow the North American geographic reach of our Architectural Framing Systems segment.

●   We continued to focus on retrofit and renovation of windows and curtainwall within our Architectural Framing Systems and Architectural Glass segments.

Introduction of New Products

●   Our Architectural Glass and Architectural Framing Systems segments introduced new products during fiscal 2020, including new architectural glass coatings, high-performance thermal framing systems, and hurricane and blast protection products.

●   We have new product introduction plans in place for each of our business units.

●   We continued our focus to drive margin improvement in our Architectural Framing Systems segment through increased productivity, cost management, integration/synergy activities, more focused project selection and a new segment leadership to further drive improvement.

Expansion of Current Capabilities	● We continued to make investments to increase product capabilities and manufacturing productivity.

Operations Improvement Efforts

●   We implemented a procurement savings project that we anticipate will result in procurement savings of more than $30 million in fiscal 2021 and beyond and hired a Chief Procurement Officer to further drive procurement savings and efficiencies.

●   We increased our focus on cost management and integration/synergy activities and supply chain management in our Architectural Framing Systems segment.

●   We continued our company-wide continuous improvement and productivity program, which includes our Lean Enterprises initiative. Our continuous improvement efforts included automation, labor productivity and yield improvements, and numerous other continuous improvement efforts.

●   We continued our senior and middle management leadership development programs to develop our future leaders.

●   We continued our long-standing focus on workplace and job site safety.

Creating Shareholder Value.    The chart below compares our Company’s cumulative TSR to our compensation peer group for fiscal 2020 and the Russell 2000 Index for the past one, three and five-year periods

Executive Compensation Philosophy and Practices.    Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect changes in our business strategy and evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	See Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	See Page

We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.	34 – 35

We do not have employment contracts for our Named Executive Officers.

We do not pay annual incentive compensation if our Company is not profitable for the year.

We do not provide automobile allowances or pay for club memberships for our Named Executive Officers.

			60 43
We review “tally sheets” and realizable pay and performance for our Named Executive Officers and use that information as a factor in making compensation decisions.	38

We mitigate undue compensation risk by utilizing caps on potential payments, multiple financial performance metrics, and different metrics for our annual cash incentives and long-term performance awards, as well as having robust Board and Board Committee processes to identify and manage risk.

	50 – 51	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	50 – 51

We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”	60 – 61	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	60 – 61

Our equity award agreements for grants made pursuant to our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan have “double trigger” change-in-control provisions for all employees.	61

We provide minimal perquisites to our executives.	53	We do not provide tax reimbursement or tax “gross-ups” on any perquisites, other than annual executive health physicals.	53

We have adopted stringent share ownership guidelines, and we review compliance annually.	49	We do not reprice underwater stock options or stock appreciation rights.

We evaluate share utilization by annually reviewing overhang and burn rates.	40	We do not pay dividends on unvested equity awards made pursuant to our 2019 Stock Incentive Plan.	44

The Committee benefits from its utilization of a compensation consulting firm that fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	38	The Committee’s compensation consulting firm does not provide any other services to our Company other than those requested by our Compensation Committee for executive compensation.	38

We have a clawback policy that applies to our Named Executive Officers and certain other executives.	49	The Committee’s independent compensation consulting firm does not provide any specific recommendations for compensation for our Named Executive Officers.
We have a formal hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities.	49

The Role of Shareholder Vote on Say on Pay Proposal.    Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s annual meeting of shareholders held on January 14, 2020, 97% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee did not make any changes to its programs in response to this vote. The Committee will continue to take into account the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.

Our Executive Compensation Program.    Total compensation includes a mix of short-term and long-term compensation and fixed and performance-based compensation.

●	Short-term compensation

–	Base salary

–	Annual performance-based cash incentive award

●	Long-term compensation

–	Restricted stock award – (40%)

◾	The number of time-based restricted stock awards granted to an executive in any given year is based on market compensation data as well as individual performance in the prior year.

–	Cash-based performance award – (60%)

◾

Two-year performance-based awards on end-to-end cycles that are only earned upon achievement of certain two-year financial performance measures with any earned amounts paid over two years. These awards are granted every other year and settled in cash.

◾

We believe a two-year performance period is more appropriate for our Company due to the cyclical nature of the commercial construction industry, variability of project execution schedules as determined by our customers, and limited visibility to industry conditions and net sales more than two years out. In addition, we believe the end-to-end cycles of the awards compensate for having only two-year performance periods instead of the three-year performance periods used by many other public companies. Our Compensation Committee regularly reviews and considers the appropriate performance period for our long-term performance-based awards.

●

Our Chief Executive Officer also participates in a performance-based evaluation incentive program that encourages him to drive continued growth, operational improvement and successful implementation of our strategic plan and to remain with our Company. All cash awards earned by our Chief Executive Officer pursuant to this program are mandatorily deferred pursuant to our Deferred Compensation Plan until our Chief Executive Officer leaves our Company.

Target Compensation Mix.    The charts below illustrate the target mix of short-term and long-term incentives, and fixed and performance-based compensation, for our Chief Executive Officer and Other Named Executive Officers. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

(1)

Our two-year performance-based awards have end-to-end performance cycles, are granted every other year and are settled in cash. During fiscal 2019, we granted the opportunity to earn the fiscal 2019 – 2020 performance-based awards to all our Named Executive Officers. We will not make any two-year performance-based awards to our Named Executive Officers until fiscal 2021, after the completion of the current fiscal 2019 – 2020 award cycle. We have included the annualized (50%) value of such awards at target in the charts above. These awards are a component of long-term compensation for both years in the performance cycle.

(2)

During fiscal 2020, we granted the fiscal 2020 CEO evaluation incentive, which has a one-year performance period. All of the fiscal 2020 CEO evaluation incentive is included at target in the chart above.

Highlights of Fiscal 2020 Compensation Actions. The following highlights the Committee’s key compensation decisions for fiscal 2020. These decisions were made after reviewing compensation data provided by the Committee’s independent compensation consultant.

●

Base Salaries.    For fiscal 2020, the Committee did not award any base salary increases to our Chief Executive Officer, but awarded base salary increases of approximately 3.0% to Messrs. Porter, Jewell and Ms. Beithon. Mr. Dobler who joined our Company on April 15, 2019, did not receive a base salary increase. Mr. Jewell also received a base salary increase of 13.6% in connection with his promotion to President of our Architectural Framing Systems segment on August 5, 2019. Our Named Executive Officers did not receive any base salary increases for fiscal 2021 and the Company implemented temporary base salary reductions of 25% for our Chief Executive Officer and 20% for our Other Named Executive Officers commencing as of April 26, 2020 for a period of approximately six months due to the disruption and uncertainties created by the COVID-19 pandemic. These base salary reductions will be reevaluated as economic conditions become clearer.

●

Annual Cash Incentive Payouts.    Our annual cash incentive awards are designed to record achievement of financial goals as they are established in our annual operating plan. Our fiscal 2020 annual cash incentive did not pay out for our Chief Executive Officer and paid out at 6.18% of target performance for our Other Named Executive Officers, based on below-target performance on days working capital (10% weighting), and below-threshold performance on EBT (65% weighting) and net sales (25% weighting). Mr. Dobler had a contractual minimum fiscal 2020 annual cash incentive of $231,000.

●

Restricted Stock Awards.    On April 25, 2019, the Committee awarded restricted stock awards to our Named Executive Officers that vest over three years. Our Chief Executive Officer received an award valued at $635,806 and our Other Named Executive Officers received awards with values ranging from $199,050 to $246,822 during fiscal 2020. In addition, Mr. Dobler received a restricted stock award valued at $373,000 when he joined our Company on April 15, 2019 and Mr. Jewell received an additional restricted stock award having a value of $327,000 in connection with his promotion to President of our Architectural Framing Systems segment in August 2019.

●

Fiscal 2019 – 2020 Performance-Based Awards.    We did not pay any incentives pursuant to the fiscal 2019 – 2020 performance-based awards because the Company did not meet the aggressive two-year financial metrics for such awards.

●

Chief Executive Officer Evaluation Incentive.    Our Chief Executive Officer earned $210,492, 90.1% of target performance, under the fiscal 2020 CEO evaluation incentive award, which was mandatorily deferred pursuant to our Deferred Compensation Plan.

Overview of Primary Compensation Elements

The table below provides an overview of the three primary compensation elements used in our executive compensation program.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary and Benefits	Attract and retain executive officers through competitive pay and benefit programs.	Individual performance, experience, tenure, competitive market data and executive potential.	Targeted to be around the 50th percentile relative to competitive market practices.	Based on individual performance.
Annual Cash Incentive Compensation	Create an incentive for achievement of pre-defined annual Company performance results.

For target bonus award opportunity percentages – competitive market data and trends, and internal equity.

For actual bonus payouts – performance against pre-established criteria in our annual cash incentive plan.

Our overall performance results will yield total cash compensation levels as follows:

●   Below target performance: total cash at or below the 25th percentile.

●   Target performance: total cash slightly below the 50th percentile.

●   Above target performance: total cash above the 50th percentile.

Payout dependent on achievement of one-year Company financial performance goals.
Long-Term Incentive Compensation: ● Restricted Stock (40% awarded annually) and ● Two-Year Performance-Based Awards (60% awarded every other year)

Align the interests of executives with shareholders and to focus on long-term sustained performance, entrepreneurial style and quality products and services while creating appropriate retention incentives through the use of multi-year vesting schedules.

		Individual performance, company performance, market data and trends, internal equity and executive potential. New hire, promotion and special awards. Internal equity and market data and trends.	Targeted generally to be at or slightly above the 50th percentile for target performance and up to the 75th percentile for maximum performance.

Performance that increases our stock price increases the value of the restricted stock awards.

Cash payout of the two-year performance-based awards is dependent on achievement of two-year Company financial performance goals.

(1)	Actual pay levels may be above or below the targeted level depending on all of the factors outlined in the “How Determined” column of the table.

Compensation Process

Our compensation program is evaluated annually taking into consideration changes to our business strategy, the economy and our competitive marketplace, as well as evolving executive compensation practices.

During the first quarter of each fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation is reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.

In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the market. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.

The Committee continuously monitors our compensation programs and annually reviews a compensation “tally sheet,” which lists total direct compensation (base salary, annual cash incentive compensation, and long-term incentive awards), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through Company equity and retirement plans for our Named Executive Officers; however, the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs. However, the Committee generally does not consider compensation earned in prior years in establishing the elements and levels of compensation for a Named Executive Officer in the current fiscal year.

Consulting Assistance, Peer Group and Competitive Market

Compensation Consultant Independence. In fiscal 2020, the Committee retained the services of Pearl Meyer to assist with the review of overall compensation levels for our executive officers. Pearl Meyer reports directly to the Committee, and the Committee can replace Pearl Meyer or hire additional consultants at any time. During fiscal 2020, Pearl Meyer attended six Committee meetings in person or by telephone, including executive sessions, as requested, and consulted with the Chair of the Committee between meetings.

As required under the Dodd-Frank Act, the Committee has analyzed whether the work of Pearl Meyer as its compensation consultant raises any conflict of interest, taking into consideration the following factors under this act: (i) Pearl Meyer does not provide any other services to our Company; (ii) the amount of fees from our Company paid to Pearl Meyer is less than 1% of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures were designed to ensure independence; (iv) Pearl Meyer does not have any business or personal relationship with any executive officer of our Company or any member of the Committee; and (v) neither Pearl Meyer, nor any member of its consulting team, owns any stock of our Company. The Committee has determined, based on its analysis of the above factors, that Pearl Meyer is independent of our Company and the work of Pearl Meyer (and the individual compensation advisors employed by Pearl Meyer) as compensation consultant to the Committee has not created any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

Peer Group. The selection criteria identified for determining and reviewing our Company’s peer group generally include:

●	Companies with revenue within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization to revenue ratio of 0.5 or greater.

●	Companies in the same or similar industries.

●	Companies with business model similarity, which may include the following:

–	Coatings for special purposes (e.g., protective, UV, etc.);

–	Construction materials, primarily for commercial or industrial applications;

–	Specialized/customized product lines;

–	Heavy-duty manufacturing operations and project-directed manufacturing; and

–	Project-based businesses.

●	Companies in the same geographic location (to a lesser degree).

●	Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).

Compensation actions taken during fiscal 2020, including the determination of fiscal 2020 base salaries, annual cash incentive targets and restricted stock awards, were based on the 15-company peer group listed below.

● Aegion Corporation	● H.B. Fuller Company

● AZZ Inc.	● LCI Industries

● BMC Stock Holdings, Inc.	● Masonite International Corporation

● Eagle Materials Inc.	● Cornerstone Building Brands, Inc. (formerly NCI Building Systems, Inc.)(1)

● EnPro Industries, Inc.	● Quaker Chemical Corporation

● Gibraltar Industries, Inc.	● Quanex Building Products Corporation

● Graco Inc.	● Tennant Company

● Griffon Corporation

(1)	NCI Building Systems, Inc., merged with Ply Gem Holdings to form Cornerstone Building Brands, Inc.

Competitive Market. The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of the peer group companies and compensation surveys that contain market compensation information for similarly-sized organizations. The information on the competitive market is used by the Committee:

●	As an input in designing our compensation plans and philosophy;

●	As an input in developing base salary adjustments, annual cash incentive targets and long-term incentive ranges;

●	To benchmark the form and mix of long-term incentive awards;

●	To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and

●	To benchmark dilution and overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).

Fiscal 2020 Individual Compensation Actions

Fiscal 2020 Annual Performance Accomplishments. The performance during fiscal 2020 of each of our Named Executive Officers was evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement against his or her individual business objectives for fiscal 2020. Below is certain information regarding each Named Executive Officer’s individual business objectives for fiscal 2020 and accomplishments against those objectives.

●	Mr. Puishys. Mr. Puishys’ key accomplishments during fiscal 2020 included:

–	Established and staffed a new leadership organization for a more integrated Architectural Framing Systems segment.

–

Drove supply chain and manufacturing optimization in the Architectural Framing Systems segment, nearly doubling intra-segment material supply and sales and cross business unit manufacturing footprint utilization among four of the Architectural Framing System segment business units.

–

Completed a company-wide procurement savings project that is expected to result in procurement savings of an anticipated $30 million in fiscal 2021 and strengthened the Company’s procurement organization by hiring a Chief Procurement Officer to further centralize the Company’s procurement program and drive further procurement savings and efficiencies.

–	Completed the construction and start-up of an architectural glass fabrication facility that will serve small-sized, quick-turn commercial construction projects on schedule and budget.

–	Increased sales and profitability and improved operational performance of our Architectural Glass segment for large and mid-sized commercial construction projects.

–	Strengthened the Company’s Human Resources function by adding a Chief Human Resources Officer.

●	Mr. Porter. Mr. Porter’s key accomplishments during fiscal 2020 included:

–

Led a company-wide procurement savings project that addressed costs for direct materials, freight, services and indirect cost categories that is expected to result in procurement savings of an anticipated $30 million in fiscal 2021 and strengthened the Company’s procurement organization to maintain identified savings, drive further procurement savings and efficiencies, and further centralize the Company’s procurement program.

–	Established a segment Vice President, Finance leadership position in the Architectural Framing Systems segment to coordinate more integrated segment performance.

–

Assisted in the development of Architectural Framing Systems segment integration plans to drive extrusion-finishing synergies and other material synergies to position the segment for annualized cost reductions in fiscal 2021.

–	Led efforts to amend and extend the Company’s credit facility that provides for a $235 million revolving loan and a $150 million term loan, both with favorable terms and conditions.

–	Returned $44 million to shareholders through dividends and share repurchases, while reducing outstanding debt by $28 million during fiscal 2020.

●	Mr. Dobler. Mr. Dobler’s key accomplishments during fiscal 2020 included:

–

Led organization design efforts for the Architectural Framing Systems segment, resulting in a new leadership organization for the segment, including President and Vice President, Finance for the segment and “functionalization” of segment Human Resources and IT support for the segment.

–

Led Human Resources excellence efforts to drive more standard/uniform approaches throughout the Company to how the Company staffs, manages and develops employees, including new processes and procedures for leadership development plans for senior leaders, uniform approach to the annual operating plan and annual merit increases and alignment of certain human resources policies and practices.

–	Established a Company Talent Management Center of Excellence for more robust and focused employee development efforts.

–

Completed an assessment of Company incentive plans throughout the organization, standardizing salaried employee incentive plans to more closely reflect business performance and motivate individual behaviors that support Company goals, objectives and financial performance and significantly reduced the number of different incentive plans for salaried employees.

●	Mr. Jewell. Mr. Jewell’s key accomplishments during fiscal 2020 included:

–

Established and staffed a new leadership organization for a more integrated Architectural Framing Systems segment to position the segment for future profitable growth while leveraging the combined manufacturing and functional capabilities across the six Architectural Framing Systems business units.

–	Led leadership transitions at three of the six Architectural Framing Systems segment business units.

–	Led Architectural Framing Systems segment integration efforts in the areas of extrusion finishing synergies, other material synergies and product development.

–

Provided oversight to the Company’s building renovation initiative to replace and upgrade the exteriors of existing commercial buildings, securing orders in excess of the initiative’s fiscal 2020 goal, primarily for our Architectural Framings Systems segment business unit and Architectural Glass segment.

●	Ms. Beithon. Ms. Beithon’s key accomplishments during fiscal 2020 included:

–

Led corporate governance initiatives leading to shareholder approval of amendments to the Company’s Articles to provide for the election of directors by majority vote, reducing the required vote of our shareholders from supermajority to majority to remove a director and eliminating anti-greenmail provisions.

–	Led a corporate governance initiative to obtain shareholder approval of an exclusive forum By-law provision.

–	Led efforts to adopt and obtain shareholder approval of the 2019 Stock Incentive Plan and 2019 Non-Employee Director Stock Plan.

–	Managed and resolved various claims and litigation matters.

–	Provided legal support for the construction and start-up of the new Architectural Glass fabrication facility to serve small-sized, quick-turn projects.

Base Salary.  Base salary reflects a fixed portion of the overall compensation package and is the base amount from which certain other compensation elements are determined. In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. The Committee decided not to provide merit increases to our Named Executive Officers for fiscal 2021. The Company implemented temporary base salary reductions of 25% for our Chief Executive Officer and 20% for our Other Named Executive Officers for a period of approximately six months due to the disruption and uncertainties created by the COVID-19 pandemic. These base salary reductions will be reevaluated as economic conditions become clearer.

Below is information on the base salaries of our Named Executive Officers for fiscal 2020 and temporarily reduced base salaries for fiscal 2021.

Base Salary

Name	Fiscal 2020 Base Salary ($)	Percent Increase in Fiscal 2020 (%)	Temporarily Reduced Fiscal 2021 Base Salary ($)	Percent Decrease in Fiscal 2021 (%)
Joseph F. Puishys	935,000	0.0	701,250	(25.0)
James S. Porter	448,000	3.0	358,400	(20.0)
Curtis J. Dobler	385,000	N/A	308,000	(20.0)
Brent C. Jewell	361,000	3.1	328,000(1)	(20.0)
Patricia A. Beithon	371,000	3.1	296,800	(20.0)

(1)	Mr. Jewell was promoted to President, Architectural Framing Systems segment on August 5, 2019 and received a 13.6% promotional base salary increase to $410,000 at that time.

Annual Cash Incentive Compensation.  Annual cash incentive awards are designed to reward short-term performance results. These results are based on achievement relative to objective financial goals set forth in the annual operating plan approved by our Board of Directors.

The actual annual cash incentive awards to be paid to participants may be adjusted downward based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the additional predetermined, objective performance goals must be met at the threshold level in order for any annual cash incentive to be paid to an executive. In addition, if our Company is not profitable, no annual cash incentives will be paid even if the other goals are at or above threshold.

Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If the threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. For any performance between these levels, awards will be interpolated.

Fiscal 2020 Annual Cash Incentive Payouts.

The tables below set forth certain information with respect to the fiscal 2020 annual cash incentive award payout ranges as a percentage of fiscal 2020 salary for our Named Executive Officers.

Fiscal 2020 Annual Cash Incentive Compensation Ranges

Name	Threshold Payout as a Percentage of Fiscal 2020 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2020 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2020 Salary (%)(3)
Joseph F. Puishys	0.00	105.00	210.00
James S. Porter	3.75	75.00	150.00
Curtis J. Dobler	3.00	60.00	120.00
Brent C. Jewell	3.00	60.00	120.00
Patricia A. Beithon	3.00	60.00	120.00

(1)

Assumes threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2020 performance cycle.

Fiscal 2020 Annual Cash Incentive Performance Levels and Actual Performance
Performance Goal	Weighting (%)	Threshold	Target	Maximum	Actual Performance	Percentage Performance Achieved (%)
Net Sales	25	$1,414,571,000	$1,447,500,000	$1,491,822,000	1,387,439,000	0.0
EBT	65	$108,509,000	$115,500,000	$118,368,000	79,750,000	0.0
DWC(1)	10	57.9 days	55.4 days	53.3 days	56.7 days	61.8

(1)

We define days working capital as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. We consider this a useful metric in monitoring our performance in managing working capital.

The following table sets forth certain information with respect to the fiscal 2020 annual cash incentive compensation payouts for each of our Named Executive Officers.

	Fiscal 2020 Annual Cash Incentive Compensation Payouts

	Performance Goals	Potential Payout			Actual Payout
Name	Metric	Weighting (%)	Target Payout as a Percent of Fiscal 2020 Salary (%)	Target Payout Level ($)	Percentage of Target (%)	Approved Payout Amount($)	Percent of Fiscal 2020 Salary (%)
Joseph F. Puishys	Net Sales	25	26.25	245,437	0.00	0.00	0.00
	EBT	65	68.25	638,138	0.00	0.00	0.00
	DWC	10	10.50	98,175	0.00	0.00	0.00

		100	105.00	981,750	0.00	0.00	0.00

James S. Porter	Net Sales	25	18.75	84,000	0.00	0.00	0.00
	EBT	65	48.75	218,400	0.00	0.00	0.00
	DWC	10	7.50	33,600	61.80	20,787	3.71

		100	75.00	336,000	6.18	20,787	3.71

Curtis J. Dobler	Net Sales	25	15.00	57,750	0.00	0.00	0.00
	EBT	65	39.00	150,150	0.00	0.00	0.00
	DWC	10	6.00	23,100	61.80	14,276	3.71

		100	60.00	231,000	6.18	14,276	3.71

Brent C. Jewell	Net Sales	25	11.25	58,437	0.00	0.00	0.00
	EBT	65	29.25	151,938	0.00	0.00	0.00
	DWC	10	4.50	23,375	61.80	14,453	3.71

		100	45.00	233,750	6.18	14,453	3.71

Patricia A. Beithon	Net Sales	25	15.00	55,650	0.00	0.00	0.00
	EBT	65	39.00	144,690	0.00	0.00	0.00
	DWC	10	6.00	22,260	61.80	13,764	3.71

		100	60.00	222,600	6.18	13,764	3.71

Long-Term Incentive Compensation.  We utilize two instruments to deliver long-term incentive compensation. The mix of long-term incentive instruments is determined annually by the Committee, and for fiscal 2020 were restricted stock awards and two-year performance-based awards. We issue two-year performance-based awards only in the first year of the two-year performance cycle (granted every other year using an end-to-end performance cycle).

Restricted Stock Awards.  Each year, the Committee approves a fixed dollar value of the restricted stock award for each executive for the just-completed fiscal year. For our Chief Executive Officer, the Committee begins its deliberations with a preliminary targeted fixed dollar value, as a percentage of base salary, which is compared to competitive levels of long-term incentives for comparable chief executive officer positions in the market, based on data provided by the Committee’s independent compensation consultant, and increases or decreases the preliminary targeted fixed dollar value after considering the results of the Chief Executive Officer’s annual performance evaluation by our non-employee directors. For our Other Named Executive Officers, our Chief Executive Officer recommends to the Committee a preliminary targeted fixed dollar value, as a percentage of base salary, which is compared to competitive levels of long-term incentives for comparable positions in the market, based on data provided by the Committee’s independent compensation consultant and also recommends increases or decreases in the preliminary targeted fixed dollar value for each of our Other Named Executive Officers based on his or her contributions to the Company’s performance, future leadership potential, and subjective evaluation of his or her individual performance for the just completed fiscal year. Restricted stock awards generally vest in three equal annual installments commencing on April 30 of the year following the date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock. Restricted stock awards issued pursuant to the 2009 Stock Plan receive dividends and other distributions during the vesting period; however, restricted stock awards issued pursuant to the 2019 Stock Plan will only accrue dividends and other distributions during the vesting period and accrued dividends and distributions will be paid only if the restricted stock vests.

On April 25, 2019, the Committee determined that Messrs. Puishys, Porter and Jewell and Ms. Beithon had substantially met his or her individual business objectives for fiscal 2019; however, the Committee used negative discretion in determining the final fixed dollar value of such awards by reducing the preliminary targeted fixed dollar value of the awards based on the Company’s performance during fiscal 2019. Mr. Dobler joined our Company on April 15, 2019 and was awarded a restricted stock award for 10,000 shares, that vests in three equal annual installments commencing on April 15, 2020. Information regarding the restricted stock awards made to all Named Executive Officers during fiscal 2020 is set forth below.

Fiscal 2020 Restricted Stock Awards

Name	Restricted Stock Awarded (#)	Value of Award ($)(1)	Percentage of Fiscal 2020 Salary (%)	Grant Price ($)(2)
Joseph F. Puishys	15,971	635,806	68	39.81
James S. Porter	6,200	246,822	55	39.81
Curtis J. Dobler	10,000	373,000	97	37.30
Brent C. Jewell	5,000	199,050	55	39.81
	10,000	327,000	80(3)	32.70
Patricia A. Beithon	5,000	199,050	54	39.81

(1)

The value of the award was calculated by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the NASDAQ Stock Market on the date of grant. The awards to Messrs. Puishys, Porter and Ms. Beithon were made on April 25, 2019. The award made to Mr. Dobler was made on April 15, 2019, when he joined our Company as Executive Vice President and Chief Human Resources Officer. The awards to Mr. Jewell for 5,000 shares were made on April 25, 2019 and for 10,000 shares on January 14, 2020, in connection with his promotion to President of our Architectural Framing Systems segment.

(2)	The closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(3)	Calculated as a percentage of Mr. Jewell’s base salary after his promotion to President of our Architectural Framing Systems segment.

Two-Year Performance-Based Awards.  Our Company has granted two-year performance-based awards as a component of long-term incentive compensation since fiscal 2013. The Committee believes that two-year performance-based awards provide incentive to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals. The Committee also believes that these awards, which are settled in cash, are better instruments for delivering long-term incentive compensation than equity-based awards, as they are not dilutive to our shareholders. The two-year performance-based awards are designed to reward sustainable, profitable growth consistent with our strategic plan. The Committee evaluates this program regularly and again determined that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with our Company’s objectives given the cyclicality of our business even though it is a performance cycle that is less than what proxy advisory firms prefer to see.

The two-year performance-based awards are end-to-end awards, have two-year performance periods and pay out in two equal annual installments after completion of the performance period. Generally, two-year performance-based awards are made in the first quarter of the first fiscal year of the two-year performance period. The two-year performance periods do not overlap; therefore, a grant of this award is made every other year.

Non-overlapping cycles avoid the potential confusion associated with using different targets on the same metric or different metrics in the same year. The earned award is paid out in two equal installments, with 50% of the earned award paid in the first quarter of the year following completion of the performance cycle and the remaining 50% paid one-year later (approximately three-years after commencement of the performance cycle), with each payment contingent on the executive being employed by our Company on the date the payment is made. The Committee believes this payment approach for the earned award promotes retention. 17.2% of our Chief Executive Officer’s two-year performance-based award is mandatorily deferred pursuant to our Deferred Compensation Plan.

Two-Year Performance-Based Awards and Payout Cycle
Award	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020	Fiscal 2021	Fiscal 2022
Fiscal 2017 – 2018 Award	Performance Period		50% Paid	50% Paid
Fiscal 2019 – 2020 Award			Performance Period		50% Paid(1)	50% Paid(1)

●	Performance award cycles are measured on a fiscal year basis (March – February).

●	Award payouts are made 50% at the end of the two-year performance cycle (usually in May) and 50% in the following year (usually in March) promoting continued retention for plan participants.

(1)	No amounts were earned pursuant to the fiscal 2019 – 2020 performance base awards.

The Committee determines the dollar value of two-year performance-based awards granted to each participating executive at the target performance level based on consideration of individual performance, our Company’s performance, market data and trends, internal equity, executive potential and input from our Chief Executive Officer with respect to our Other Named Executive Officers and other participating executives. The dollar value at the threshold performance level is determined as a percentage of base salary. Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated for that specific performance goal. For any performance between these levels, awards will be interpolated.

On June 27, 2018, the Committee established the fiscal 2019 – 2020 cash-based performance awards. The Committee determined the dollar value for the fiscal 2019 – 2020 cash-based performance awards as a percentage of fiscal 2019 base salary at the threshold, target and maximum award levels for each of our Named Executive Officers other than Mr. Dobler, who joined our Company on April 15, 2019. The financial performance metrics for these awards were average ROIC (33-1/3%), cumulative EPS (33-1/3%) and cumulative net sales (33-1/3%).

The table below sets forth certain information with respect to our fiscal 2019 – 2020 performance-based awards payout ranges as a percentage of salary at threshold, target and maximum performance.

Fiscal 2019 – 2020 Performance-Based Award Payout Ranges

		Threshold Payment(1)		Target Payout(2)		Maximum Payout(3)
Name	Performance Period (Fiscal Years)	Award Amount ($)	As a Percentage of Fiscal 2019 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2019 Salary (%)	Award Amount ($)	As a Percentage of Fiscal 2019 Salary (%)
Joseph F. Puishys	2019 –2020	451,917	48	2,711,500	290	5,423,000	580
James S. Porter	2019 –2020	130,500	30	783,000	180	1,566,000	360
Curtis J. Dobler(4)	2019 –2020	46,200	12	277,200	72	554,400	144
Brent C. Jewell	2019 –2020	84,000	24	504,000	144	1,008,000	288
Patricia A. Beithon	2019 –2020	93,600	26	561,600	156	1,123,200	312

(1)

Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved for all performance goals.

(4)	Mr. Dobler joined our Company on April 15, 2019 and received a prorated fiscal 2019 – 2020 performance-based award (approximately 50%), based on his fiscal 2020 salary.

Fiscal 2019 – 2020 Performance-Based Award Payouts.  The performance goals for our fiscal 2019 – 2020 performance-based awards made pursuant to our Stock Incentive Plan were average ROIC (weighted 33-1/3%) cumulative EPS (weighted 33-1/3%) and cumulative net sales (weighted 33-1/3%).

On April 23, 2020, after completion of the fiscal 2020 audit, the Committee determined that the Company did not meet any of the aggressive two-year financial metrics for the fiscal 2019 – 2020 performance-based awards and as a result no amounts were earned pursuant to such awards.

The table below outlines, with respect to our fiscal 2019 – 2020 performance-based awards, the performance metrics, weightings, performance levels and actual performance achievement for the fiscal 2019 – 2020 performance cycle.

Fiscal 2019 – 2020 Performance-Based Payout Metrics and Payout Percentages

Performance Metric	Weight (%)	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Percentage Earned (%)
Average ROIC	33-1/3	10.2%	11.5%	12.6%	9.1%	0.00
Cumulative EPS	33-1/3	$6.20	$7.17	$7.91	$3.95	0.00
Cumulative Net Sales	33-1/3	$2,844,600,000	$3,003,000,000	$3,129,000,000	$2,790,076,000	0.00

Chief Executive Officer Evaluation Incentive Program.  In order to encourage Mr. Puishys to continue to drive growth, operational improvement and successful implementation of our Company’s strategic plan and to remain with our Company, our Board of Directors established an evaluation incentive program for Mr. Puishys. This incentive is a one-year, evaluation-based, cash incentive award.

Any amounts earned pursuant to the CEO evaluation incentive program are mandatorily deferred into our Deferred Compensation Plan. In the case of death, disability or retirement, Mr. Puishys, or his estate, as applicable, will receive a pro-rata portion of the incentive. In the case of a change-in-control, as defined in the incentive agreement, the incentive will be adjusted by the Committee in its sole discretion. The incentive is subject to our Company’s clawback policy.

Fiscal 2020 CEO Evaluation Incentive. The amount of incentive earned, if any, is based upon the average rating Mr. Puishys receives on the annual performance evaluation conducted by our Board and his achievement of his fiscal 2020 individual business objectives. Our Chief Executive Officer’s performance criteria for fiscal 2020 were based upon organizational design and strategy for our Architectural Framing Systems segment, launch of the small project architectural glass fabrication business, and improvement in performance of our Architectural Glass segment.

If Mr. Puishys met or exceeded his individual business objectives, he had the potential to earn an evaluation incentive award between $233,750 at target and $467,500 at maximum, which will then be mandatorily deferred pursuant to our Deferred Compensation Plan. There is no threshold performance level for such an evaluation incentive award and the Compensation Committee may determine, in its sole discretion, to reduce the amount of incentive earned or to not award any incentive, depending upon actual performance achieved.

On April 23, 2020, our Board of Directors determined that Mr. Puishys had substantially met certain areas of his fiscal 2020 individual business objectives and awarded our Chief Executive Officer $210,492, approximately 90.1% of target, which was mandatorily deferred pursuant to our Deferred Compensation Plan, as required by the award agreement.

Other Benefit Programs. Executive officers, including our Named Executive Officers, are eligible to participate in our 401(k) Retirement Plan, described under the heading “401(k) Retirement Plan” on page 58, and our Employee Stock Purchase Plan, which allows participants to purchase shares of our Company’s common stock by contributing up to $500 per week, with our Company contributing an amount equal to 15% of the participant’s weekly contributions, on substantially the same terms as all of our other employees. Our executive officers also receive the same health and welfare benefits as those offered to all other full-time employees, with the exception that we offer enhanced long-term disability benefits to our executive officers.

Additionally, our executive officers may participate in voluntary non-qualified deferred compensation plans, as described under the headings “Deferred Compensation Plan” on page 58 and “Legacy Deferred Compensation Plan” on page 58.

We have entered into change-in-control severance agreements with each of our Named Executive Officers. The Committee does not consider specific amounts payable under these arrangements when establishing annual compensation. See “Change-in-Control Severance Agreements” on pages 60 – 61 and “Executive Benefits and Payments Upon Termination and Change-in-Control” on pages 62 – 63 for more information on these arrangements.

Generally, we do not make perquisites available to our Named Executive Officers, other than the reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses, reimbursement of annual executive health physical costs up to $3,000 annually and reimbursement of spousal travel expenses for certain Company events. We do not provide tax reimbursement or tax “gross-ups” on any perquisites, other than annual executive health physicals.

Executive Stock Ownership Guidelines

Stock ownership guidelines for executives have been in place since 2001. The Committee monitors compliance with our stock ownership guidelines annually. Each executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock but do not include unexercised stock option awards. Shares owned are valued based on the average closing price of our common stock for the just completed fiscal year.

The graph below shows the stock ownership guideline for each of our Named Executive Officers and summarizes the shares held as a multiple of base salary for our Named Executive Officers as of February 29, 2020, the last day of fiscal 2020. Currently, all of our Named Executive Officers exceed their ownership requirements, except Mr. Dobler, who joined our Company on April 15, 2019, and Mr. Jewell, who joined our Company on May 29, 2018. Both Messrs. Dobler and Jewell are currently on pace to meet our guidelines within five years of joining our Company. None of our Named Executive Officers has pledged shares of our common stock as collateral for personal loans or other obligations.

Hedging Policy

Our Board of Directors believes that the interests of our executive officers, employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities.

Clawback Policy

Our Board of Directors adopted a policy regarding “clawbacks” for Named Executive Officers and other key executives for performance-based short-term and long-term incentive compensation plans as of March 3, 2014. The policy provides the Board the discretion to clawback incentive compensation awarded or paid during the three-year period preceding the date of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former named executive officers. The Compensation Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Apogee and our shareholders.

Prior to the Tax Cuts and Jobs Act (the “Act”), Section 162(m) permitted a deduction for compensation in excess of $1,000,000 paid to a covered executive if specified requirements related to our performance were met and shareholder approval was obtained. The Act eliminated the exception to the deduction limit for qualified performance-based compensation (and broadened the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit). However, the Act also included a transition provision which exempts from the above changes performance-based compensation payable under a written binding agreement that was in effect on November 2, 2017, if such agreement is not subsequently materially amended. As a result of the transition rule, certain performance-based awards that were outstanding as of November 2, 2017 but which may vest and pay out in future tax years may be fully deductible if they qualify for transition relief.

Various programs, including our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they are in compliance.

Compensation Risk Analysis

During fiscal 2020, the Committee, with the assistance of its independent compensation consultant and management, assessed risk in our compensation plans, practices and policies. In performing this risk assessment, the Committee considered:

●	The mix of fixed and variable compensation;

●	The mix of short-term and long-term incentive compensation;

●	The extent to which performance metrics are directly reflected in our audited financial statements or other objective reports;

●	The relative weighting of the performance metrics;

●	The likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods;

●	The various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics that include net sales, earnings and operational metrics;

●	Multiple financial performance metrics for our annual cash incentive and long-term cash-based incentive plans;

●	Different financial performance metrics for our annual cash incentive and long-term cash-based incentive plans;

●	Appropriate maximum caps on our annual cash incentive and long-term performance-based incentive plans and annual equity awards;

●	Management stock ownership guidelines; and

●	Our clawback and hedging policies.

The Committee annually assesses the risk of our compensation programs, policies and practices. The Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth the total compensation in all capacities for fiscal 2020, 2019 and 2018 awarded to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Joseph F. Puishys	2020	935,000		635,806	210,492	—	41,606	1,822,904
Chief Executive Officer and President	2019 2018	935,000 928,077	— —	727,420 935,002	544,264 2,013,116	—	43,852 43,387	2,250,536 3,919,582

James S. Porter	2020	446,000		246,822	20,787	—	19,922	733,531
Executive Vice President and Chief Financial Officer	2019	435,000	—	219,923	114,840	—	17,455	787,218
	2018	432,571	—	250,700	522,093	—	15,961	1,221,325

Curtis J. Dobler(5)	2020	340,577	216,724(6)	373,000	14,276	—	93,564	1,038,141
Executive Vice President, and Chief Human Resources Officer
Brent C. Jewell(7)	2020	387,577		526,050	14,453	—	15,583	943,663
President, Architectural Framing Systems segment	2019	267,885	44,560	258,300	55,440		13,557	639,742

Patricia A. Beithon	2020	369,308		199,050	13,764	64,537	20,009	666,668
General Counsel and Corporate Secretary	2019	360,000	—	157,088	76,032	(15,210)	18,715	596,625
	2018	357,923	—	179,850	374,000	24,347	18,030	954,150

(1)

The amounts shown in this column represent the grant date fair value of the restricted stock awards made in fiscal 2020, 2019 and 2018. These amounts are calculated in accordance with FASB ASC Topic 718 based on the closing share price of our common stock on the date of grant. See Note 13, Share-Based Compensation, to our audited financial statements for the fiscal year ended February 29, 2020.

(2)

The amounts in this column for fiscal 2020 for our Chief Executive Officer represent the fiscal 2020 CEO evaluation incentive award of $210,492, which was deferred into our Deferred Compensation Plan, and for our Other Named Executive Officers represents only the fiscal 2020 annual cash incentive awards.

The amounts in this column for fiscal 2019 for our Chief Executive Officer represents the annual cash incentive award of $345,576 and evaluation incentive of $198,688, which was deferred into our Deferred Compensation Plan, and for our Other Named Executive Officers represents only the annual cash incentive awards.

The amount in this column for fiscal 2018 represents the full earned amount of the fiscal 2017 – 2018 performance-based awards for the two-year performance cycle made pursuant to our 2009 Stock Incentive Plan, reported in a single year as required by applicable SEC rules. Actual payments of the earned fiscal 2017 – 2018 performance-based awards were made in two-equal installments following the performance period and are contingent on active employment on each applicable payment date. For our Chief Executive Officer, $307,896 of the $1,785,794 of the amount earned of the fiscal 2017 – 2018 performance-based award was mandatorily deferred pursuant to our Deferred Compensation Plan, and the balance of the award was paid out in two equal annual installments. The first payment of the fiscal 2017 – 2018 performance-based awards was made on May 11, 2018 and the second payment was made on March 15, 2019. The amount in this column for fiscal 2018 for our Chief Executive Officer also includes the fiscal 2018 CEO evaluation incentive award of $227,322, which was mandatorily deferred into our Deferred Compensation Plan.

The following table sets forth information with respect to fiscal 2018 non-equity incentive plan compensation for our Named Executive Officers.

Name	Fiscal Year	Annual Cash Incentive Awards Earned ($)	Two-Year Performance- Based Awards Earned ($)	CEO Evaluation Incentive
Joseph F. Puishys	2018	0	1,785,794	227,322
James S. Porter	2018	0	522,093	N/A
Curtis J. Dobler	2018	N/A	N/A	N/A
Brent C. Jewell	2018	N/A	N/A	N/A
Patricia A. Beithon	2018	0	374,000	N/A

(3)

The following table shows each component of the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for each of our Named Executive Officers for fiscal 2020, 2019 and 2018.

Name	Fiscal Year	Change in Pension Value ($)	Above Market Earnings on Amounts Deferred Pursuant to our Legacy Deferred Compensation Plan ($)
Joseph F. Puishys	2020	—	—
	2019	—	—
	2018	—	—
James S. Porter	2020	—	—
	2019	—	—
	2018	—	—
Curtis J. Dobler	2020	—	—
	2019	—	—
	2018	—	—
Brent C. Jewell	2020	—	—
	2019	—	—
	2018	—	—
Patricia A. Beithon	2020	63,899	638
	2019	(18,187)	2,977
	2018	20,482	3,865

(4)	The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2020.

Name	Perquisites ($)	Executive Health Physical Reimbursement ($)	Company Matching Contributions to Defined Contribution Plans ($)(a)	Dividends or Earnings on Stock Awards ($)(b)	Total All Other Compensation ($)
Joseph F. Puishys	7,403(c)	700	9,800	23,703	41,606
James S. Porter	1,140(d)	—	10,778	8,004	19,922
Curtis J. Dobler	76,592(e)		9,847	7,125	93,564
Brent C. Jewell	3,140(f)	—	6,218	6,225	15,583
Patricia A. Beithon	1,140(d)	—	12,741	6,128	20,009

(a)

This column reports the amounts we set aside or accrued during fiscal 2020 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Such contribution amounts are set forth in the table below. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.

Name	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contributions ($)
Joseph F. Puishys	9,800	—
James S. Porter	9,218	1,560
Curtis J. Dobler	9,847	—
Brent C. Jewell	6,218	—
Patricia A. Beithon	9,621	3,120

(b)	This column represents dividends paid on unvested restricted stock, pursuant to our 2009 Stock Incentive Plan.

(c)

Includes $2,000 for reimbursement of financial planning fees, $1,140 in premiums paid for enhanced long-term disability insurance, $3,000 for an enhanced access medical care program, and $1,263 for reimbursement of spousal travel.

(d)	Consists of premiums paid for enhanced long-term disability insurance.

(e)	Consists of $877 in premiums paid for enhanced long-term disability insurance and $75,715 for relocation costs.

(f)	Includes $2,000 for reimbursement of financial planning fees, $1,140 in premiums paid for enhanced long-term disability insurance.

(5)	Mr. Dobler joined our Company on April 15, 2019.

(6)

When Mr. Dobler joined our Company he negotiated a minimum fiscal 2020 annual cash incentive of $231,000, target level performance. The fiscal 2020 annual cash incentive earned was $14,276, with $216,724 being a contractual bonus.

(7)	Mr. Jewell was promoted to President, Architectural Framing Systems segment on August 5, 2019.

Grants of Plan-Based Awards

The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2020: (i) estimated possible payouts for fiscal 2020 annual cash incentive awards; (ii) the grant date value of the restricted stock awards; and (iii) estimated possible payouts for the fiscal 2020 CEO evaluation incentive award.

	Fiscal 2020 Grants of Plan-Based Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)
Joseph F. Puishys
Fiscal 2020 annual cash incentive	6/26/19	0		981,750	1,963,500	—	—
Restricted stock	4/25/19	—		—	—	15,971	635,806
Fiscal 2020 CEO evaluation incentive	4/25/19	—	(4)	233,750	467,500	—	—
James S. Porter
Fiscal 2020 annual cash incentive	6/26/19	16,800		336,000	672,000	—	—
Restricted stock	4/25/19	—		—	—	6,200	246,822
Curtis J. Dobler
Fiscal 2020 annual cash incentive	6/26/19	11,550		231,000	462,000	—	—
Restricted stock	4/15/19	—		—	—	10,000	373,000
Brent C. Jewell
Fiscal 2020 annual cash incentive	6/26/19	11,688		233,750	467,500	—	—
Restricted stock	4/25/19	—		—	—	5,000	199,050
Restricted Stock	1/14/20	—		—	—	10,000	327,000
Patricia A. Beithon
Fiscal 2020 annual cash incentive	6/26/19	11,130		222,600	445,200	—	—
Restricted stock	4/25/19	—		—	—	5,000	199,050

(1)	These columns show the range of possible payouts under the fiscal 2020 annual cash incentive awards and fiscal 2020 CEO evaluation incentive award.

Amounts to be earned pursuant to the fiscal 2020 annual cash incentive awards are based on results achieved against financial performance goals. The fiscal 2020 CEO evaluation incentive award is based on the assessment by our Board of Mr. Puishys’ achievement of his individual business objectives for fiscal 2020 as reflected in the CEO’s annual performance evaluation conducted by our Board.

Amounts shown in the “Threshold” column assume threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. Amounts shown in the “Target” and “Maximum” columns assume target and maximum performance levels, respectively, are achieved for all performance goals.

The fiscal 2020 annual cash incentive award payouts and fiscal 2020 CEO evaluation incentive are included in the “Summary Compensation Table” on pages 51 – 53 in the column titled “Non-Equity Incentive Plan Compensation” and described under the headings “Fiscal 2020 Annual Cash Incentive Payouts” on pages 43 – 44 and “Fiscal 2020 CEO Evaluation Incentive” on page 48.

(2)

The restricted stock awards made on April 25, 2019 to Messrs. Puishys, Porter and Jewell and Ms. Beithon were based on their performance during fiscal 2019 and vest in three equal annual installments commencing on April 30, 2020. Mr. Dobler’s restricted stock award was made when he joined our Company on April 15, 2019 and vests in three equal annual installments commencing on April 15, 2020. The restricted stock award made to Mr. Jewell on January 14, 2020 was made in connection with his promotion to President of our Architectural Framing Systems segment and vests in three equal installments on January 14, 2021, August 5, 2021 and August 5, 2022. Dividends or other distributions (whether cash, stock or otherwise) will be paid during the vesting period with respect to the restricted stock awards made on April 15 and 25, 2019 pursuant to the

2009 Stock Incentive Plan and will only accrue during the vesting period and will be paid only if the restricted shares vest with respect to the restricted stock award made on January 14, 2020 pursuant to the 2019 Stock Incentive Plan. In the event of total disability or death prior to the end of the vesting period, the shares of restricted stock will be distributed at the end of the vesting period to the participant, in the event of disability, or to his or her estate, in the event of death. Our restricted stock program is described under “Restricted Stock Awards” on pages 44 – 45.

(3)

The fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 718 by multiplying the number of shares of our common stock by the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. The closing price of our common stock on the NASDAQ Global Select Market was $39.81 on April 25, 2019, the date of grant for Messrs. Puishys, Porter and Jewell and Ms. Beithon; $37.30 on April 15, 2019, the date of grant for Mr. Dobler and $32.70 on January 14, 2020, the date of the grant of the 10,000 share restricted stock award to Mr. Jewell in connection with his promotion.

(4)	There is no threshold performance level for the fiscal 2020 CEO evaluation incentive award.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Named Executive Officers as of February 29, 2020, the last day of fiscal 2020.

	Outstanding Equity Awards at Fiscal 2020 Year-End
	Option Awards					Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph F. Puishys	8/22/2011	(3)	100,341	8.34	8/22/2021	—		—
	—		—	—	—	5,719	(4)	172,657
	—		—	—	—	11,577	(5)	349,510
	—		—	—	—	15,971	(6)	482,164
James S. Porter	—		—	—	—	1,533	(4)	46,281
	—		—	—	—	3,500	(5)	105,665
	—		—	—	—	6,200	(6)	187,178
Curtis J. Dobler	—		—	—	—	10,000	(7)	301,900
Brent C. Jewell	—		—	—	—	3,000	(8)	90,570
						5,000	(6)	150,950
						10,000	(9)	301,900
Patricia A. Beithon	—		—	—	—	1,100	(4)	33,209
	—		—	—	—	2,500	(5)	75,475
	—		—	—	—	5,000	(6)	150,950

(1)	The exercise price for all stock options is 100% of the closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(2)

The market value is calculated by multiplying the closing price of $30.19, the closing price of our common stock on the NASDAQ Global Select Market on February 28, 2020, the last trading day of fiscal 2020, by the number of shares of restricted stock that had not vested as of February 29, 2020, the last day of fiscal 2020.

(3)	Represents a stock option award that vested in equal, annual installments on the first three anniversaries of the date of grant and has a 10-year term.

(4)	Represents an unvested restricted stock award granted on April 27, 2017, which vests in three equal annual installments commencing on April 30, 2018.

(5)	Represents an unvested restricted stock award granted on April 26, 2018, which vests in three equal installments commencing on April 30, 2019.

(6)	Represents an unvested restricted stock award granted on April 25, 2019, which vests in three equal annual installments commencing on April 30, 2020.

(7)	Represents an unvested restricted stock award granted on April 15, 2019, which vests in three equal annual installments commencing on April 15, 2020.

(8)	Represents an unvested restricted stock award granted on May 29, 2018, which vests in two equal annual installments commencing on May 29, 2019.

(9)	Represents an unrestricted stock award granted on January 14, 2020, which vests in three installments commencing on January 14, 2021.

Option Exercises and Stock Vested

The following table sets forth information on restricted stock awards vested during fiscal 2020 for each of our Named Executive Officers.

Fiscal 2020 Option Exercises and Stock Vested
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Joseph F. Puishys	19,698	793,829(2)
James S. Porter	5,384	216,975(2)
Curtis J. Dobler	—	—
Brent C. Jewell	3,000	112,530(3)
Patricia A. Beithon	3,860	155,558(2)

(1)	Includes shares of restricted stock that became vested and were distributed during fiscal 2020.

(2)

The value realized is calculated by multiplying $40.30, the closing price of our common stock on the NASDAQ Global Select Market on April 30, 2019, by the shares of restricted stock that became vested on April 30, 2019.

(3)

The value realized is calculated by multiplying $37.51, the closing price of our common stock on the NASDAQ Global Select Market on May 29, 2019, by the shares of restricted stock that became vested on May 29, 2019.

Retirement Plan Compensation

Legacy Officers’ Supplemental Executive Retirement Plan

Our Legacy Officers’ Supplemental Executive Retirement Plan (“Legacy SERP”) is a non-qualified, defined benefit retirement plan in which only six current or former members of senior management participate, including Ms. Beithon, who is our only Named Executive Officer who is a participant in the plan. Our Legacy SERP was amended in October 2008 so that no benefits will accrue to participants after December 31, 2008.

Benefits under our Legacy SERP are based on a participant’s highest average compensation for the five highest consecutive, completed calendar years of annual compensation during the last 10 years of employment. For purposes of calculating Legacy SERP benefits, compensation is divided into two categories: base salary and bonus compensation. Bonus compensation is the participant’s annual cash incentive compensation but does not include equity or deferred compensation (when received).

Benefits under our Legacy SERP are calculated as an annuity equal to a participant’s years of service to our Company multiplied by the sum of 2% of his or her average monthly base salary and 4% of his or her average monthly bonus compensation, offset by benefits to be received under social security, our 401(k) Retirement Plan and our other defined contribution pension plans from contributions made by our Company. The maximum number of years of service that will be credited to any participant is 20 years. Benefits payable are generally a single life annuity unless the participant has made an election to receive a joint and survivor annuity or 10-year term certain and life annuity (both of which would be a reduced monthly benefit). A lump-sum payment is not available.

Under our Legacy SERP, the normal retirement age is 65 and a participant must be at least 55 years old to be eligible for benefits. If a participant retires from or terminates his or her employment with our Company on or after age 55 and elects to receive benefits prior to age 65, the participant’s monthly benefit will be reduced five-ninths of one percent for each of the first 60 months and five-eighteenths of one percent for each of the next 60 months by which the annuity starting date precedes the calendar month in which the participant would attain age 65.

Fiscal 2020 Pension Benefits Table

The following table shows the present value of accumulated benefits under our Legacy SERP as of February 29, 2020, the measurement date used in preparing our fiscal 2020 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, years of service credit and payments during fiscal 2020 for Ms. Beithon, our only Named Executive Officer who participates in our Legacy SERP. Our Chief Executive Officer is not a participant in our Legacy SERP.

Fiscal 2020 Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Patricia A. Beithon	Legacy SERP	9	653,489	—

(1)

The present value of accumulated benefits is based on the assumptions used in determining our Legacy SERP benefit obligations and net periodic benefit cost for financial reporting purposes, except that no pre-retirement mortality assumption is used for these calculations. A complete description of the accounting policies and assumptions we used to calculate the present value of accumulated benefits can be found in Note 10, Employee Benefit Plans – Officers’ Supplemental Executive Retirement Plan (SERP), Obligations and Funded Status of Defined-Benefit Pension Plans and Additional Information, to our audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended February 29, 2020.

401(k) Retirement Plan

We provide our tax-qualified 401(k) Retirement Plan to substantially all of our U.S.-based, non-union employees and union employees at two of our manufacturing facilities, who are scheduled to work more than 1,000 hours in a plan year. A participating employee may elect to contribute up to 60% of eligible earnings on a pre-tax basis into his or her 401(k) Retirement Plan account. We make a matching contribution for all of our eligible U.S.-based, non-union employees equal to 100% of the first 1% and 50% of the next 5% of the eligible compensation that the employee contributes to the plan, and matching contributions are made by our Company for union employees according to the terms of union contracts. Our employees are fully vested in their own contributions and become fully vested in our matching contributions after two-years of vesting service.

Non-Qualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries, including our Named Executive Officers. For the 2019, 2018 and 2017 calendar years, approximately 219, 212 and 193 of our employees, respectively, were eligible to participate in our Deferred Compensation Plan and approximately 238 employees are eligible for the 2020 calendar year. Our Deferred Compensation Plan allows for deferrals by participants of up to 75% of base salary and sales commissions, and up to 100% of bonuses and other cash or equity-based compensation approved by the Committee, and also provides that we may establish rules permitting a participant to defer performance-based compensation up to six months prior to the end of a performance period. There is no maximum dollar limit on the amount that may be deferred by a participant each year. A participant in our Deferred Compensation Plan may elect to have the participant’s account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of 17 hypothetical investment fund options selected by the participant, which had investment returns ranging from 2.11% to 39.02% for calendar 2019. An Apogee common stock fund is not one of the investment options available under our Deferred Compensation Plan. Participants are permitted to change their investment elections at any time. We may also make discretionary contributions to a participant’s account under our Deferred Compensation Plan, and our Company will designate a vesting schedule for each such contribution. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. Participants are entitled to receive a distribution from their account upon: a separation from service, a specified date, death, disability, retirement (as defined in our Deferred Compensation Plan), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under Section 409A of the Internal Revenue Code. Distributions are in a lump sum, installments or a combination of lump sum with installments based upon the participant’s election as allowed under our Deferred Compensation Plan. Our Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

Legacy Deferred Compensation Plan

Our Legacy Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management or highly compensated employees of our Company and subsidiaries; however, in October 2010, the plan was amended to prohibit any future participant deferrals to the plan after our fiscal 2011. A participant in our Legacy Deferred Compensation Plan may choose to have his or her account credited with the applicable interest rate as set forth in the plan or credited with earnings and investment gains and losses by assuming the deferred amounts were invested in one or more of 17 hypothetical investment fund options selected by the participant, which had investment returns ranging from 2.11% to 39.02% for calendar 2019. For amounts deferred for plan years beginning on or after January 1, 2010, the applicable interest rate, which is not considered to be an “above-market” interest rate, is the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years. For amounts deferred for plan years beginning prior to January 1, 2010, the applicable interest rate, which may be considered to be an “above-market” interest rate, is the greater of the following rates: (i) the sum of one and one-half percent (1-1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years; or (ii) one-half of the rate of Apogee’s after-tax return on beginning shareholders’ equity for the prior fiscal year. Our Legacy Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee. Distributions are in either a lump sum or installments.

Deferred Compensation Table

The table below provides information on our Named Executive Officers’ compensation earned with respect to fiscal 2020 and deferred under our Deferred Compensation Plan and Legacy Deferred Compensation Plan.

Fiscal 2020 Deferred Compensation
Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Joseph F. Puishys	Deferred Comp.	—	210,492(2)	—	—	2,775,475(3)
	Legacy Deferred Comp.	—	—	—	—	—
James S. Porter	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	—	—	—
Curtis J. Dobler	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	—	—	—
Brent C. Jewell	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	—	—	—
Patricia A. Beithon	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	638	—	63,171(4)

(1)

Pursuant to SEC rules, all earnings on non-qualified deferred compensation during fiscal 2020 in excess of 3.50%, 120% of the applicable federal rate compounded annually, have been deemed “above-market earnings.” During fiscal 2020, the interest paid on amounts deferred for plan years beginning prior to January 1, 2010, pursuant to our Legacy Deferred Compensation Plan was 4.47%. These amounts are reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 51.

(2)	The amount reported for Mr. Puishys is reported in the “Summary Compensation Table” on page 51 in the “Non-Equity Incentive Plan Compensation” column.

(3)

A portion of the amount reported for Mr. Puishys is reported in the “Summary Compensation Table” on page 51 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2020, 2019 and 2018; and a portion of this amount was earned prior to fiscal 2018; however, all of the amounts earned prior to fiscal 2018 were reported in the “Summary Compensation Table” in the year earned.

(4)

The amount reported for Ms. Beithon is not reported in the “Summary Compensation Table” on page 51 because all of this amount was earned by her prior to fiscal 2018; however, all of this amount was reported in the “Summary Compensation Table” in the years earned.

Potential Payments Upon Termination or Following a Change-in-Control

Payments Made Upon Termination

We do not have any employment agreements, employment arrangements or general severance plans covering our Named Executive Officers. Except as discussed below, if the employment of any of our Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to him or her, other than what the Named Executive Officer has accrued and is vested in under our benefit plans discussed above, including under the heading “Retirement Plan Compensation.” Any severance benefits payable to our Named Executive Officers not triggered by a change-in-control would be determined by the Compensation Committee at its discretion.

Except in connection with a change-in-control, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards.

Payments Made Upon Disability

Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. All of our Named Executive Officers have elected to participate in our enhanced Long-Term Disability Plan and are eligible for a disability benefit that is equal to 100% of his or her monthly base salary during the first three months of disability and 60% of his or her monthly base salary up to a maximum of $15,000 per month thereafter.

If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards.

Pursuant to the terms of the CEO evaluation incentive award and the portion of his two-year performance-based awards received by Mr. Puishys that must be mandatorily deferred, Mr. Puishys will receive the full-value of the deferred amounts if his employment is terminated due to disability.

Payments Made Upon Death

The terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.

Pursuant to the terms of the CEO evaluation incentive awards and the portion of his two-year performance-based awards received by Mr. Puishys that must be mandatorily deferred, Mr. Puishys’ estate will receive the full-value of the deferred amounts.

Change-in-Control Severance Agreements

The Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into a change-in-control severance agreement (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).

Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a “Change-in-Control of Apogee” and a termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each executive officer who is a party to an agreement will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined in the CIC Severance Agreement) within two-years after the “Change-in-Control of Apogee.” In these circumstances, our Named Executive Officers will each receive a severance payment equal to two times his or her annual base salary and annual cash incentive at target level performance for such fiscal year. In addition, all unvested restricted stock awards held by the executive officer that have not vested by the employment termination date will be immediately vested on such date. Our CIC Severance Agreement provides that, for a 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims.

We do not provide a tax gross-up payment for any excise tax liability under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.

Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the agreements trigger excise tax for the executive officer, the executive officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax himself or herself.

To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate his or her employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business, for a period of 12- or 24-months following termination of employment.

The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a Change-in-Control unless we give prior notice of termination.

The terms of the agreements for two-year performance-based awards provide that in the event of a Change-in-Control prior to the end of a performance period, the performance period is deemed to end on the date of the Change-in-Control and our Named Executive Officers are entitled to retain performance-based awards, to the extent earned, as adjusted for the truncated performance period. The terms of the restricted stock agreements for awards made pursuant to our 2009 Stock Incentive Plan and 2019 Stock Incentive Plan contain a “double trigger” for acceleration of vesting upon a Change-in-Control, which means that there must be both a Change-in-Control and the Named Executive Officer’s employment must be terminated by the Company without “Cause” (as defined in the restricted stock agreement) or by the Named Executive Officer for “Good Reason” (as defined in the restricted stock agreement) in order for all shares of restricted stock that have not vested by the Employment Termination Date to vest. In the event of a “Change-in-Control of Apogee,” Mr. Puishys will receive the full-value of the CEO evaluation incentive awards and the portion of the CEO’s two-year performance-based awards that were mandatorily deferred.

Payments Upon Termination and Change-in-Control

The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to disability, death and a change-in-control of our Company. The table below assumes that disability, death or the termination of employment occurred or the change-in-control was effective as of February 28, 2020, the last trading day of fiscal 2020. The amounts shown are estimates of the amounts that would be paid to the executives upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2020. We have not included payments or benefits that are fully vested and disclosed in the “Fiscal 2020 Pension Benefits” table or the “Fiscal 2020 Deferred Compensation” table. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Disability ($)		Payments Upon Death ($)		Payments After a Change-in-Control without Termination ($)		Payments Upon Involuntary or Good Reason Termination After a Change-in-Control Occurs ($)

Joseph	Cash Severance Payment	—		—		—		3,833,500	(1)

F.	Health Insurance Benefits	—		—		—		27,198

Puishys	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting

	Restricted Stock	1,004,331	(3)	1,004,331	(3)	—		1,004,331	(3)
	CEO Evaluation Incentive	233,750	(4)	233,750	(4)	233,750	(4)	233,750	(4)
	Deferred Compensation	2,564,983	(5)	2,564,983	(5)	2,564,983	(5)	2,564,983	(5)

	Disability Payments	368,751	(6)	—		—		—

	Total	4,171,815		3,803,064		2,798,733		7,663,762

James	Cash Severance Payment	—		—		—		1,568,000	(1)

S.	Health Insurance Benefits	—		—		—		27,199

Porter	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting

	Restricted Stock	339,124	(3)	339,124	(3)	—		339,124	(3)

	Disability Payments	246,999	(6)	—		—		—

	Total	586,123		339,124		—		1,934,323

Curtis	Cash Severance Payment	—		—		—		1,232,000	(1)

J.	Health Insurance Benefits	—		—		—		35,724

Dobler	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting

	Restricted Stock	301,900	(3)	301,900	(3)	—		301,900	(3)

	Disability Payments	231,246	(6)	—		—		—

	Total	533,146		301,900		—		1,569,624

Brent	Cash Severance Payment	—		—		—		1,312,000	(1)

C.	Health Insurance Benefits	—		—		—		29,940

Jewell	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting

	Restricted Stock	543,420	(3)	543,420	(3)	—		543,420	(3)

	Disability Payments	237,501	(6)	—		—		—

	Total	780,921		543,420		—		1,885,360

Patricia	Cash Severance Payment	—		—		—		1,187,200	(1)

A.	Health Insurance Benefits	—		—		—		9,838

Beithon	Reimbursement of Legal Costs	—		—		—		—	(2)
	Acceleration of Vesting

	Restricted Stock	259,634	(3)	259,634	(3)	—		259,634	(3)

	Disability Payments	227,751	(6)	—		—		—

	Total	487,385		259,634		—		1,456,672

(1)	Equals the sum of (a) two times his or her annual base salary as of February 29, 2020, and (b) two times his or her fiscal 2020 annual cash incentive award at target level performance.

(2)	We will pay legal fees and expenses incurred to obtain or enforce any right or benefit under his or her CIC Severance Agreement.

(3)

Includes restricted stock awards, which would vest upon an assumed occurrence on February 28, 2020 of one of the following events: (a) disability; (b) death; or (c) termination following a Change-in-Control. The amount in this table represents such aggregate number of shares multiplied by

$30.19, the closing price of our common stock on the NASDAQ Global Select Market on February 28, 2020, the last trading day of fiscal 2020.

(4)

The amount represents the payout of the fiscal 2020 CEO evaluation incentive award at target assuming that the performance period and retention period ended upon the assumed occurrence on February 28, 2020 (one day before the end of the one-year performance period) of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(5)

The amount represents the payout of Mr. Puishys’ balance in the Deferred Compensation Plan, which is attributable to the fiscal 2015 – 2018 CEO evaluation incentives and the portion of his fiscal 2015 – 2016 and fiscal 2017 – 2018 performance-based award incentives that were mandatorily deferred, assuming the retention period ended upon the assumed occurrence on February 28, 2020 of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(6)

This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be $180,000 for each of Messrs. Puishys, Porter, Dobler and Jewell and Ms. Beithon.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Joseph F. Puishys, our Chief Executive Officer and President:

For the year ended February 29, 2020, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $48,635; and

●	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included on page 51 of this proxy statement, was $1,822,904.

Based on this information for 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 37 times. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We determined that, as of December 31, 2019, our employee population consisted of 6,914 individuals (including full-time and part-time employees, other than the Chief Executive Officer, who were employed on December 31, 2019) working at the Company together with our consolidated subsidiaries. Of these individuals, 5,809 were located in the U.S. and U.S. territories, and 1,105 were from our subsidiaries in Canada and Brazil. We chose to exclude all 182 of our employees from our Brazil subsidiary, which consists of 2.63% of our workforce, from the identification of “median employee,” as permitted by SEC rules.

Our employee population, after taking into consideration the permitted adjustments described above, consisted of 6,732 members. In making this determination, we annualized the compensation of all full- and part-time permanent employees included in the sample who were hired in calendar year 2019, but did not work for us or our included subsidiaries for the entire twelve month period described below. Our adjusted employee population consisted of 5,809 employees in the U.S. and 923 employees located in Canada.

We identified our median employee based on the total cash and stock-based compensation earned during the twelve month period ended December 31, 2019. For purposes of determining the total compensation actually earned, we included: the amount of base salary (or, in the case of hourly workers, base wages including overtime pay) the employee received during the twelve months ended December 31, 2019, the amount of any cash incentives paid or deferred in such period (which include sales commissions as well as cash incentives that are generally paid for performance during the prior quarter or year), and the amount of any income from stock-based compensation, as reflected in our payroll records. For purposes of identifying the median employee, we applied the average exchange rate for calendar year 2019, which was U.S. dollars to Canadian dollars - 1.3269 CAD.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. The total compensation amount for our median employee for fiscal 2020 was determined to be $48,635. This total compensation amount was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $1,822,904. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

PROPOSAL 2: ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

●	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;

●	Pay-for-performance, which is demonstrated by linking annual cash incentives and long-term incentives to key financial measures;

●	Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and

●

Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.

We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.

●

Our compensation programs are substantially tied to achievement of our key business objectives. A significant portion of each Named Executive Officer’s potential total annual cash compensation and long-term compensation is at-risk and linked to our operating performance.

●	Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the commercial construction cycle.

●

Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.

●	We have stock ownership guidelines for our executive officers.

●	We offer very limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites, other than annual executive health physicals.

●	Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.

●	We continue to refine our executive compensation program to reflect evolving executive compensation practices.

We believe that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2021 annual meeting of shareholders.

Required Vote and Recommendation

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of the Say on Pay Proposal.

Our Board of Directors recommend that you vote FOR the Say on Pay Proposal. Proxies will be voted FOR the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

Our financial statements for the fiscal year ended February 29, 2020 were audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Our Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. Our Audit Committee has discussed with our independent registered public accounting firm the matters required by Auditing Standard No. 1301, as adopted by the U.S. Public Company Accounting Oversight Board (the “PCAOB”). In addition, our Audit Committee received from our independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with our Audit Committee concerning independence, and has discussed the firm’s independence with our independent registered public accounting firm.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, for filing with the SEC.

Audit Committee of the

Board of Directors of Apogee

Lloyd E. Johnson, Chair

Bernard P. Aldrich

Frank G. Heard

Mark A. Pompa

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

For fiscal 2020 and 2019, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$2,132,410	$1,988,700
Audit-Related Fees(2)	34,000	35,000
Tax Fees(3)	146,300	161,400
Other	1,895	0

Total	$2,314,605	$2,185,100

(1)

Audit fees consisted primarily of audit work related to preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q and review of other SEC filings.

(2)	Audit-related fees primarily consisted of fees for the audit of our employee benefit plan.

(3)	Tax fees for fiscal 2020 and 2019 consisted of $77,000 and $62,600, respectively, for U.S. and foreign tax return reviews and $69,300 and $98,800, respectively, for miscellaneous tax consultations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.

All of the services provided by our independent registered public accounting firm in fiscal 2020 and 2019, including services related to the audit-related fees and tax fees described above, were approved by our Audit Committee under its pre-approval policy.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2021, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2020 audit. Deloitte & Touche LLP has served as our independent registered public accounting firm since fiscal 2003. Deloitte & Touche LLP reports to our Audit Committee.

While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending February 27, 2021 to our shareholders for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, our Audit Committee may reconsider its appointment.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement and to respond to questions.

Required Vote and Recommendation

The affirmative vote by holders of at least a majority of the shares of common stock entitled to vote and represented at the Annual Meeting in person or by proxy is needed to ratify this proposal.

Our Board of Directors recommend that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2021. Proxies will be voted FOR the proposal unless otherwise specified.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the meeting?

At the Annual Meeting, shareholders will act upon matters outlined in the Notice of Annual Meeting of Shareholders. These matters include:

●	Election of three Class I directors for terms expiring at our 2023 Annual Meeting of Shareholders;

●	Advisory vote on Apogee’s executive compensation; and

●	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Management does not intend to present any matters at the Annual Meeting other than those listed above. Our Amended and Restated By-laws provide that any shareholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as a director an annual meeting, must give timely written notice of the proposal to the Company’s Secretary. The notice must describe the shareholder proposal or director nominees in reasonable detail and provide certain other information required by our Amended and Restated By-laws. No shareholder has given proper timely notice of any such shareholder proposals or director nominees in connection with the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named as proxies to vote on those matters in the best interests of Apogee and its shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

●	FOR the election of each of the nominees as Class I directors for a term expiring at the 2023 annual meeting of shareholders;

●	FOR the Say on Pay Proposal; and

●

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 27, 2021, subject to a satisfactory evaluation of the firm’s performance in conducting our fiscal 2020 audit.

What vote is required for the election of directors or for a proposal to be approved?

With respect to the election of directors (Proposal 1), Section 5.02 of the Company’s Articles of Incorporation require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election, that is, the number of shares “for” that nominee exceeds the number of votes cast “against” that nominee. A vote to “abstain” will not have any effect on determining the election results.

With respect to the Say on Pay Proposal (Proposal 2), and the ratification of the appointment of our independent registered public accounting firm (Proposal 3), the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of these proposals.

Who is entitled to vote at the meeting?

Our Board of Directors has set May 4, 2020 as the record date for the Annual Meeting. If you were a shareholder of record at the close of business on the record date, you are entitled to notice of and to vote at the Annual Meeting.

As of the record date, 26,320,282 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the Annual Meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, 26,320,282 votes are entitled to be cast at the Annual Meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

●	you are present and vote in person at the Annual Meeting;

●	you have properly submitted a proxy via the Internet, by telephone, or by mail, even if you abstain from voting on one or more matters; or

●

you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” on page 75) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.

How do I vote my shares by proxy?

Your vote is important. Because most shareholders do not attend the annual meetings in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting in either of the following ways:

●	electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card;

●	by telephone by following the “Vote by Telephone” instructions on the Notice or, if you received paper copies of our proxy materials, on the proxy card; or

●	by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials).

The Internet voting and telephone procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy via the Internet or by telephone, please refer to the specific instructions provided on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card in the enclosed postage-paid envelope to us before the Annual Meeting. If you are an employee and received our 2020 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the Annual Meeting electronically via the Internet as described under “How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?” on page 72.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.

If you properly submit your proxy via the Internet, by telephone or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify.

How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?

If you hold any shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee. However, your voting instructions must be received by 12:00 p.m. (noon) EDT on Monday, June 22, 2020 in order to count. In accordance with the terms of our 401(k) Retirement Plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least two business days prior to the Annual Meeting. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2020 Proxy Statement and 2020 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2020 Proxy Statement and 2020 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee via the Internet and you will not receive a proxy card that can be returned by mail.

If you are an employee who received our 2020 Proxy Statement and 2020 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet or by telephone vote once for each proxy card you received or sign and return each proxy card.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, some multiple accounts are unintentional and will occur if one stock purchase is made with a middle initial and a subsequent purchase is made without a middle initial. Please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the meeting. However, even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in street name, you may obtain a “legal proxy” from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to be able to vote your shares at the Annual Meeting. If you choose to vote at the Annual Meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares and (iii) a signed proxy from the shareholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the shares on May 4, 2020, the record date for the Annual Meeting.

If you are a participant in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the Annual Meeting.

How are votes counted?

You may either vote “FOR,” “AGAINST” or “ABSTAIN” on each proposal.

If you submit your proxy but ABSTAIN from voting on one or more proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter from which you abstained from voting.

With respect to the election of directors, a vote to “ABSTAIN” will not have any effect on determining the election results.

If you ABSTAIN from voting on a proposal other than to for the election of directors, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm (Proposal 3), even if your broker or other nominee does not receive voting instructions from you. Your broker or other nominee does not have discretionary authority to vote your shares on the any other proposals if your broker or other nominee does not receive voting instructions from you.

Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be represented at the Annual Meeting for purposes of calculating the vote with respect to matters on which your broker or other nominee does not have discretionary authority to vote your shares. As a result, broker non-votes will have no effect on proposals subject to approval by a majority of shares present and entitled to vote at the Annual Meeting in person or by proxy (Proposals 1 through 3).

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.

What if I do not specify how I want my shares voted?

If you submit your proxy via the Internet or telephone or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares FOR all nominees and proposals. As of the date of this proxy statement, we know of no other matters that will be presented for a shareholder vote at the Annual Meeting. If any other matters properly come before the Annual Meeting for a shareholder vote, they will be voted in the discretion of the persons named in the proxy.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting a later-dated proxy to our Corporate Secretary;

●	by submitting a later-dated proxy via the Internet;

●	by submitting a later-dated proxy by telephone; or

●	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but no later than 12:00 p.m. (noon) EDT on Monday, June 22, 2020, in any of the following ways:

●	by sending a written notice of revocation to the plan trustee or plan custodian;

●	by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian;

●	by submitting a later-dated voting instruction or proxy via the Internet; or

●	by submitting a later-dated voting instruction by telephone.

How can I attend the meeting?

In order to attend the Annual Meeting, you may be asked to present valid government-issued picture identification, such as a driver’s license or passport, and proof of stock ownership, before being admitted. If you hold your shares in street name through a broker, bank, trust or other nominee, you may also be required to present a statement reflecting your stock ownership as of the record date.

How can a shareholder get a copy of the Company’s 2020 Annual Report on Form 10-K?

Shareholders who wish to obtain additional copies of our 2020 Annual Report to Shareholders on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet.

Our 2020 proxy statement and 2020 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Joseph F. Puishys, James S. Porter and Patricia A. Beithon, have been designated as the proxies for shareholders voting on the enclosed proxy card at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee. Please refer to “How do I vote my shares by proxy?” on page 70.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.

We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or email. These individuals will receive no additional compensation for these services.

How can a shareholder recommend or nominate a director candidate?

Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Nominating and Corporate Governance Committee for nomination by our Board of Directors at our next annual meeting, or for vacancies on our Board of Directors that arise between meetings, must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Nominating and Corporate Governance Committee and our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed under the heading “Criteria for Membership on Our Board of Directors” above. Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than February 24, 2021. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.

Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.

Alternatively, shareholders may directly nominate a person for election to our Board of Directors at a future annual meeting by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Investors,” select “Governance,” then “By-laws.”

Shareholders who wish to nominate a director candidate for the 2021 Annual Meeting should submit the advance notice, along with other required information, to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435, no later than February 24, 2021.

How can a shareholder present a proposal at the 2021 Annual Meeting of Shareholders?

Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for our 2021 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, MN 55435 in accordance with all applicable rules and regulations of the SEC, including Rule 14a-8, no later than January 11, 2021.

Under our Amended and Restated By-laws, a shareholder proposal not included in our proxy statement for the 2021 annual meeting of shareholders is untimely and may not be presented in any manner at the 2021 annual meeting of shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws. Any such shareholder proposals for the 2021 annual meeting of shareholders must be in the form and substance required by the Amended and Restated By-laws and must be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 24, 2021.

How can I communicate with our Board of Directors?

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask questions of our Chair of the Board or Chief Executive Officer during the Annual Meeting. In addition, you may communicate directly with any director by writing to:

Apogee Directors

Apogee Enterprises, Inc.

4400 West 78th Street, Suite 520

Minneapolis, Minnesota 55435

Attention: Corporate Secretary

Directors@apog.com

Our Corporate Secretary will promptly forward to our Board of Directors or the individually named directors all relevant written communications, as specified in our Corporate Governance Guidelines, received at the above addresses.

What is “householding” of proxy materials?

The SEC rules allow a single copy of the proxy statement and Annual Report to Shareholders for the fiscal year ended February 29, 2020 to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our proxy statement and/or Annual Report to Shareholders for the fiscal year ended February 29, 2020 to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors,
Dated: May 7, 2020	Patricia A. Beithon General Counsel and Corporate Secretary

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 23, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 23, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D16640-P39103                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APOGEE ENTERPRISES, INC.
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS:

Nominees:
		For	Against	Abstain
Class I Directors
	1a. Lloyd E. Johnson	☐	☐	☐
	1b. Donald A. Nolan	☐	☐	☐
	1c. Patricia K. Wagner	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
2.	ADVISORY VOTE ON APOGEE’S EXECUTIVE COMPENSATION.				☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 27, 2021.				☐	☐	☐
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

D16641-P39103

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 24, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH F. PUISHYS, JAMES S. PORTER and PATRICIA A. BEITHON as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. (“Apogee”) held of record by the undersigned on May 4, 2020, at the Annual Meeting of Shareholders of Apogee to be held on June 24, 2020, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Computershare Shareowner Services LLC, as the Plan Administrator, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account for which it has received direction by 12:00 P.M. (noon) Eastern Time on June 22, 2020. The Plan Administrator cannot vote the shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs Principal Trust Company, as Trustee for the Plan, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction by 12:00 P.M. (noon) Eastern Time on June 22, 2020 in the same proportion as directed shares are voted, unless contrary to ERISA or unless contrary to applicable law.

(Continued and to be signed on reverse side)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 24, 2020.

APOGEE ENTERPRISES, INC.	Meeting Information
Meeting Type: Annual Meeting
For holders as of: May 4, 2020
Date: June 24, 2020 Time: 8:00 AM, CDT
Location: Apogee Enterprises, Inc.
4400 West 78th Street
Suite 520 Minneapolis, MN 55435

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT             ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:        www.proxyvote.com

                               2) BY TELEPHONE:    1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 10, 2020 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR the following:

1.	ELECTION OF DIRECTORS:

Nominees:

Class I Directors

1a.	Lloyd E. Johnson

1b.	Donald A. Nolan

1c.	Patricia K. Wagner

The Board of Directors recommends you vote FOR the following proposal:

2.	ADVISORY VOTE ON APOGEE’S EXECUTIVE COMPENSATION.

The Board of Directors recommends you vote FOR the following proposal:

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 27, 2021.

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.